UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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COMSCORE, INC.

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2

11950 Democracy Drive
Suite 600
Reston, Virginia 20190
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 23, 2013

To the Stockholders of comScore, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of comScore, Inc. (the “Company”) will be held at the Company’s offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 on Tuesday, July 23, 2013, at 2:15 p.m. EDT for the following purposes:

•	to elect two Class III members of the board of directors to serve until the 2016 annual meeting of stockholders;

•	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	to approve the compensation awarded to our named executive officers in 2012 on an advisory basis; and

•	to transact any other business that is properly brought before the meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Stockholders of record at the close of business on June 7, 2013 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. The presence, in person or by proxy, of shares of the Company’s common stock representing a majority of shares of the Company’s common stock issued and outstanding on the record date will be required to establish a quorum at the annual meeting.

Your vote is important. Whether or not you plan to attend this meeting, please vote today using the enclosed proxy card to vote by Internet or by signing, dating and returning the proxy card in the postage-paid envelope provided. If you are a stockholder of record of the Company’s common stock, you may cast your vote by proxy or in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you should instruct it on how to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on July 23, 2013

Our proxy statement is attached. Financial and other information concerning the Company is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012. We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement, our 2012 Annual Report on Form 10-K and our Amendment No. 1 to our Annual Report on Form 10-K/A are available on our corporate website at www.comscore.com.

By Order of the Board of Directors,

/s/  Christiana L. Lin
Christiana L. Lin
General Counsel and Secretary

Reston, Virginia
June 18, 2013

COMSCORE, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
JULY 23, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on Tuesday, July 23, 2013 at 2:15 p.m. EDT at comScore’s offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.”

A copy of our Annual Report on Form 10-K and Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2012, together with this proxy statement and accompanying proxy card and notice, will be first mailed on or about June 20, 2013 to our stockholders of record.

This solicitation is made on behalf of our board of directors, and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, fax, electronic mail or personal interview without additional consideration. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to our stockholders. We have retained American Stock Transfer & Trust Company to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions for a customary fee.

Our principal executive offices are located at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, and our telephone number is (703) 438-2000.

Shares Entitled to Vote and Quorum Requirement

Stockholders of record of our common stock at the close of business on June 7, 2013 are entitled to notice of, and to vote at, our 2013 annual meeting of stockholders. A list of our stockholders will be available for review at our principal executive offices during regular business hours for a period of ten days prior to the annual meeting. As of June 7, 2013, 35,715,203 shares of our common stock were issued and outstanding. The presence at the meeting, in person or by proxy, of a majority of the shares of the common stock issued and outstanding on June 7, 2013 will constitute a quorum. Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Each share of common stock is entitled to one vote.

Voting Procedures

A proxy card is enclosed for your use. We ask that you carefully review, complete, sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States. You may also vote by Internet according to the instructions included on the proxy card.

Unless you provide different instructions on your proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the election of all of the director nominees listed in Proposal No. 1; FOR the ratification of the appointment of our independent public registered accounting firm in Proposal No. 2; and FOR the advisory vote for approval of compensation awarded to our named executive officers in Proposal No. 3. With respect to any other business that may properly come before the annual meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

The persons named as attorneys-in-fact to vote the proxies, Magid M. Abraham and Kenneth J. Tarpey, were selected by the board of directors and are executive officers of the company. All properly executed proxies returned in time to be counted at the annual meeting will be voted.

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are not deemed to be entitled to vote for purposes of determining whether stockholder approval of a matter has been obtained. As a result, broker non-votes are not included in the tabulation of voting results on any proposal. Recent changes in regulations have limited the ability of a stockholder’s bank or broker to vote uninstructed shares in the election of directors and with respect to executive compensation matters a discretionary basis. Thus, if a stockholder holds shares in street name and does not instruct the bank or broker how to vote in the election of directors (Proposal No. 1 of this proxy statement) or in the advisory vote on executive compensation (Proposal No. 3 of this proxy statement), no votes will be cast on that stockholder’s behalf on each such proposal for which no instructions were provided. The stockholder’s bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 2 of this proxy statement).

The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. The appointment of our independent registered public accounting firm listed in Proposal No. 2 will be ratified if a majority of shares present or represented by proxy at the meeting and entitled to vote thereon vote FOR such proposal. The approval of executive officer compensation listed in Proposal No. 3 will be ratified if a majority of shares present or represented by proxy at the meeting and entitled to vote thereon vote FOR such proposal. However, this vote is advisory only, and will not be binding upon our board of directors.

Stockholders of record may vote by (i) completing and returning the enclosed proxy card prior to the meeting, (ii) voting by Internet according to the instructions included on the proxy card, (iii) voting in person at the meeting or (iv) submitting a signed proxy card at the meeting.

Your vote is important. Accordingly, please carefully review, complete, sign, date and return the accompanying proxy card or vote by Internet whether or not you plan to attend the annual meeting in person.

You may revoke your proxy at any time before it is actually voted at the meeting either by signing and submitting a new proxy card with a later date or by attending the meeting and voting in person. However, merely attending the meeting will not revoke your submitted proxy unless you specifically request your proxy be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

All votes cast at the meeting will be tabulated by the persons appointed by our board of directors to act as inspectors of election for the meeting.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The names of our directors and executive officers and their ages, positions and biographies as of June 18, 2013 are set forth below. Our executive officers are appointed by, and server at the discretion of, our board of directors. There are no family relationships among our directors or executive officers.

Name	Age	Position
Magid M. Abraham, Ph.D.	54	President, Chief Executive Officer and Class I Director
Gian M. Fulgoni	65	Executive Chairman of the Board of Directors and Class III Director
Kenneth J. Tarpey	60	Chief Financial Officer
Christiana L. Lin	43	Executive Vice President, General Counsel and Chief Privacy Officer
Serge Matta	39	President, Commercial Solutions
Cameron Meierhoefer	41	Chief Operating Officer
Gareth Chang(1)	70	Class III Director
Jeffrey Ganek(2)	60	Class III Director
William J. Henderson(2)(3)	65	Class II Director
William Katz(1)(3)	58	Class I Director
Ronald J. Korn(2)	72	Class II Director
Jarl Mohn(1)(3)	61	Class I Director

(1)    Member of nominating and governance committee
(2)    Member of audit committee
(3)    Member of compensation committee
Executive Officers and Executive Directors
Magid M. Abraham, Ph.D., one of our co-founders, has served as our President, Chief Executive Officer and as a Director since September 1999. In 1995, Dr. Abraham founded Paragren Technologies, Inc., which specialized in delivering large scale Customer Relationship Marketing systems for strategic and target marketing, and served as its Chief Executive Officer from 1995 to 1999. Prior to founding Paragren, Dr. Abraham was employed by Information Resources, Inc. from 1985 until 1995, where he was President and Chief Operating Officer from 1993 to 1994 and later Vice Chairman of the Board of Directors from 1994 until 1995. In 2008, Dr. Abraham was inducted into the Entrepreneur Hall of Fame and was named an Ernst & Young Entrepreneur of the Year in the Washington DC area. In 2009 he received the AMA’s Parlin Award, a preeminent national honor recognizing one individual annually who has demonstrated “outstanding leadership and sustained impact on advancing the evolving profession of marketing research over an extended period of time.” Dr. Abraham received the Paul Green Award and the William F. O’Dell Award from the American Marketing Association for an article that he co-authored in the Journal of Marketing Research. He received a Ph.D. in Operations Research and an M.B.A. from MIT. He also holds an Engineering degree from the École Polytechnique in France.
Gian M. Fulgoni, one of our co-founders, has served as our Executive Chairman of the Board of Directors since September 1999. Prior to co-founding comScore, Mr. Fulgoni was employed by Information Resources, Inc., where he served as President from 1981 to 1989, Chief Executive Officer from 1986 to 1998 and Chairman of the Board of Directors from 1991 until 1995. Mr. Fulgoni has served on the board of directors of PetMed Express, Inc. since 2002 and previously served from August 1999 through November 2000. Mr. Fulgoni has also served on the board of directors of the Advertising Research Foundation, an industry research organization, since 2008. He also served on the board of directors of Platinum Technology, Inc. from 1990 to 1999, U.S. Robotics, Inc. from 1991 to 1994, and Yesmail.com, Inc. from 1999 to 2000. In 1991 and again in 2004, Mr. Fulgoni was named an Illinois Entrepreneur of the Year, the only person to have twice received the honor. In 1992, he received the Wall Street Transcript Award for outstanding contributions as Chief Executive Officer of Information Resources, Inc. in enhancing the overall value of that company to the benefit of its shareholders. In 2008, Mr. Fulgoni was inducted into the Chicago Entrepreneur Hall of Fame and was named an Ernst & Young Entrepreneur of the Year. Educated in the

United Kingdom, Mr. Fulgoni holds an M.A. in Marketing from the University of Lancaster and a B.Sc. in Physics from the University of Manchester.
Kenneth J. Tarpey has served as our Chief Financial Officer since April 20, 2009. Prior to joining comScore, Mr. Tarpey was Executive Vice President, Chief Financial Officer and Chief Operating Officer of Objectvideo, Inc., a Reston, Virginia-based provider of video surveillance software, from 2003 until April 2009. From 2002 until 2003, Mr. Tarpey was Senior Vice President, Chief Financial Officer and Treasurer of Ai Metrix, Inc., a Herndon, Virginia-based provider of network optimization software. From 1997 until 2001, Mr. Tarpey was Executive Vice President and Chief Financial Officer of Proxicom, a NASDAQ-listed Internet business consulting and development company. Mr. Tarpey holds an M.B.A. from Babson College and a B.A. from College of the Holy Cross.
Christiana L. Lin has served as our EVP, General Counsel and Chief Privacy Officer since August 2009. Prior to that, she served as our Deputy General Counsel from February 2001 until March 2003, as our Corporate Counsel and Chief Privacy Officer from March 2003 until January 2006 and as our General Counsel and Chief Privacy Officer from January 2006 until August 2009. Ms. Lin holds a J.D. from the Georgetown University Law Center and a B.A. in Political Science from Yale University.
Serge Matta has served as our President, Commercial Solutions since March 2012. Prior to his appointment, Mr. Matta served in various senior positions at comScore, including most recently, as Executive Vice President, overseeing the Company’s worldwide Telecommunications and Mobile practice. Prior to joining the Company in 2000, Mr. Matta held positions at MicroStrategy within the consulting group. Mr. Matta holds a B.S. degree in Finance from George Mason University and an M.B.A. from American University.
Cameron Meierhoefer has served as our Chief Operating Officer since March 2012. Prior to that, he held various senior positions at comScore, most recently he served as Executive Vice President of Custom Analytics from January 2009 to March 2012 and as Senior Vice President of Custom Analytics from January 2006 to January 2009. Prior to joining comScore in 2001, he helped build PC Data Online, a division of the market research firm PC Data Inc. Mr. Meierhoefer holds a B.S. from Columbia University and a M.S. from the Georgia Institute of Technology.
Non-Executive Directors
Gareth Chang has served as a director since September 2011. His term as a Class III director expires this year. Mr. Chang is Chairman and Chief Executive Officer of Towona Media, a China-based digital media provider. In addition, he serves as Chairman and Managing Partner of GC3 & Associates International, a management consulting and private investment firm specializing in strategic planning and the execution of technology and media enterprises. Mr. Chang previously served as Executive Chairman of Netstar Group Holding Company, an Asian Pacific networking system integration company from 2003 to 2010. From 1998 to 2000, Mr. Chang was Chairman and Chief Executive Officer of News Corporation’s Star TV Group, the leading multi-channel satellite television network providing access to more than 300 million viewers across Asia, the Indian sub-continent, and the Middle East. He has also served in senior executive roles at Hughes Electronics and McDonnell Douglas. Mr. Chang previously served on the boards of directors of Apple Computer, Inc., Agile Software Corporation, DirectTV, News Corporation and Palm, Inc., and he is currently on the board of directors of NeuStar, Inc. Mr. Chang holds a B.A. from California State University-Fullerton and an M.B.A. from Pepperdine University. We thank Mr. Chang for his service to comScore and wish him well following the expiration of his term as a Class III director.
Jeffrey Ganek has served as a director since May 2008. From December 1999 until November 2010, Mr. Ganek also served as chairman of the board of directors and chief executive officer of NeuStar, Inc., which provides clearinghouse services to the telecommunications industry. From December 1995 to December 1999, Mr. Ganek was Senior Vice President and Managing Director of Communications Industry Services at Lockheed Martin, an advanced technology company. From 1993 to 1995, he was Vice President — Asia Operations for Global TeleSystems Group, a communications service provider in Europe and Asia. From 1991 to 1993, Mr. Ganek was Vice President of Marketing at GTE Spacenet, a satellite communications service provider. From 1985 to 1991, he was Director of Marketing and Corporate Development at MCI Communications Corporation, a telecommunications company. From 1976 to 1985, he held management positions at AT&T, a telecommunications company, in Corporate Development, Marketing and Finance. Mr. Ganek holds an M.S. in Public Policy and Management and a B.S. in Economics from Carnegie-Mellon University.
William J. Henderson has served as a director since August 2001. Mr. Henderson was the 71st Postmaster General of the United States. He served in that position from May 1998 until his retirement in May 2001. Mr. Henderson also served as the Chief Operations Officer of Netflix, Inc. from January 2006 until February 2007. Mr. Henderson also currently serves on the board of directors of Acxiom

Corporation, where he has been a director since June 2001. Mr. Henderson holds a B.S. from the University of North Carolina at Chapel Hill and served in the U.S. Army.
William Katz has served as a director since June 2008. Since June 2004, Mr. Katz has also served as the chairman of the board of directors of Visible World Inc., a privately-held multimedia marketing services provider. From 1996 to 2004, Mr. Katz served as President and Chief Executive Officer of BBDO New York, the flagship office of BBDO Worldwide, the world’s third largest global agency network. Mr. Katz holds a B.A. in Business and Psychology from American University.
Ronald J. Korn has served as a director since November 2005. Since 1991, he has served as the President of Ronald Korn Consulting, which provides business and marketing services. Mr. Korn served as a director, chairman of the audit committee, and member of the loan committee of Equinox Financial Corporation from 1999 until its acquisition in October 2005. Since 2002, he has served as a director, chairman of the audit committee and a member of the compensation and nominating and governance committees of PetMed Express, Inc., and since July 2003, he has served as a director, chairman of the audit committee and a member of the compensation committee of Ocwen Financial Corporation. Prior to that, Mr. Korn was a partner and employee of KPMG, LLP, from 1961 to 1991, where he was the managing partner of KPMG’s Miami office from 1985 until 1991. Mr. Korn holds a B.S. from the Wharton School of Business at the University of Pennsylvania and a J.D. from New York University Law School.
Jarl Mohn, also known as Lee Masters from his radio career, has served as a director since June 2008. Mr. Mohn has also served on the board of directors of Scripps Network Interactive since June 2008. From December 2003 until July 2008, Mr. Mohn served on the board of directors of CNET Networks, Inc., where he also served as non-executive chairman from October 2006 to July 2008. Mr. Mohn also previously served on the boards of directors of XM Satellite Radio, Inc. from May 2004 to July 2008 and the E.W. Scripps Company from 2002 until 2008. Mr. Mohn was the founding President of Liberty Digital Inc., a publicly traded subsidiary of Liberty Media Group involved in interactive television, cable television networks and Internet enterprises, and served as its Chief Executive Officer from June 1999 to March 2002. Prior to founding Liberty Digital, he was President and Chief Executive Officer of E! Entertainment Television. From 1986 to 1989, Mr. Mohn was Executive Vice President and General Manager of MTV and VH1. His professional career also includes twenty years in radio. Mr. Mohn attended Temple University, where he studied Mathematics and Philosophy.

Board Structure

Our board of directors has eight authorized seats divided into three classes (Class I, Class II and Class III) with staggered three-year terms. Effective upon the commencement of our 2013 annual meeting of stockholders , the size of our board of directors will be reduced to seven authorized seats, and it will remain divided into three classes (Class I, Class II and Class III) with staggered three-year terms. Two Class III directors are to be elected at the 2013 annual meeting of stockholders to serve a three-year term expiring at the 2016 annual meeting of stockholders or until their respective successors have been elected and qualified. The Class I and Class II directors will continue to serve their respective terms until the respective 2014 and 2015 annual meetings of stockholders.

Board Leadership Structure

Our board of directors does not have a policy on whether or not the role of the Chief Executive Officer and Chairman should be separate or, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Currently, we operate with Dr. Abraham serving as a director and our President and Chief Executive Officer and Mr. Fulgoni serving as our Executive Chairman. Our board of directors believes that because Mr. Fulgoni has unique and extensive experience and understanding of our business, as well as over ten years of experience serving on our board of directors, he is well situated to lead and execute strategy and business plans to maximize shareholder value by having a combined role as both an executive officer as well as our Executive Chairman.

Our board of directors does not have a policy regarding the use of a lead independent director, and we do not presently have a lead independent director.

Standing Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Our board of directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each committee of our board of directors has a written charter approved by our board of directors.

Audit Committee

The audit committee of our board of directors recommends the appointment of our independent registered public accountant, reviews our internal accounting procedures and financial statements, and consults with and reviews the services provided by our independent registered public accountant, including the results and scope of their audit. The audit committee met nine times (including telephonic meetings) during 2012.

The audit committee is currently comprised of Ronald J. Korn (chair), William J. Henderson and Jeffrey Ganek, each of whom is independent within the meaning of the requirements of the Sarbanes-Oxley Act of 2002 and applicable U.S. Securities and Exchange Commission, or SEC, and NASDAQ rules. Ronald J. Korn is chairman of our audit committee as well as our audit committee financial expert, as currently defined under the SEC rules implementing the Sarbanes-Oxley Act of 2002. We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market, and SEC rules and regulations.

The audit committee operates under a written charter adopted by the board of directors, a copy of which is available under the “Investor Relations” section of our website, http://www.comscore.com.

Compensation Committee

The compensation committee of our board of directors reviews and approves and/or recommends to our board of directors the compensation and benefits for our executive officers, administers our stock plans, and establishes and reviews general policies relating to compensation and benefits for our employees. The compensation committee met eight times (including telephonic meetings) during 2012.

The compensation committee is currently comprised of William J. Henderson (chair), William Katz and Jarl Mohn, each of whom is independent within the meaning of applicable NASDAQ rules. We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market, and SEC rules and regulations. Our compensation committee may form and delegate authority to subcommittees when appropriate.

The compensation committee operates under a written charter adopted by the board of directors, a current copy of which is available under the “Investor Relations” section of our website, http://www.comscore.com.

Nominating and Governance Committee

The nominating and governance committee of our board of directors is responsible for, among other things, reviewing the appropriate size, function and needs of the board of directors; establishing criteria for evaluating and selecting new members of our board of directors, subject to board of directors approval thereof; identifying and recommending to our board of directors for approval individuals qualified to become members of the board of directors; and monitoring and making recommendations to the board of directors on matters relating to corporate governance. The nominating and governance committee met two (including telephonic meetings during 2012.

The nominating and governance committee currently consists of Gareth Chang, William Katz and Jarl Mohn. We believe that the composition and functioning of our nominating and governance committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market and SEC rules and regulations.

The nominating and governance committee operates under a written charter adopted by the board of directors, a current copy of which is available under the “Investor Relations” section of our website, http://www.comscore.com.

Risk Management

Our board of directors has an active role, as a whole and also at the committee level, in overseeing management of our company’s risks. Our board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our compensation committee is responsible for overseeing management of risks relating to our executive compensation plans and arrangements. Our audit committee oversees management of financial risks. Our nominating and governance committee manages risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through committee reports about such risks.

Board of Directors and Committee Meeting Attendance

Our board of directors met ten times (including telephonic meetings) during the year ended December 31, 2012. Each of our incumbent directors has attended at least seventy-five percent (75%) of the aggregate number of meetings held by the board of directors (during the period in 2012 for which he was a director) and the aggregate number of meetings held by the committees of the board of directors on which such individual served (during the period in 2012 for which he served as a committee member).

Independent members of the board of directors regularly meet in executive session without management present.

Annual Meeting Attendance

We encourage, but do not require, our directors to attend our annual meeting of stockholders. Seven of our directors attended our 2012 annual meeting of stockholders.

Director Nomination Process and Qualifications

Our nominating and governance committee identifies director nominees by first evaluating the current members of the board of directors willing to continue in service. Current members with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination. If any member of the board of directors does not wish to continue in service, or the committee or board of directors decides not to nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee. Current members of the board of directors and senior management are then polled for their recommendations. To date, we have not engaged third parties to identify or evaluate potential nominees; however, the committee may do so in the future.

The nominating and governance committee will also consider nominees recommended by stockholders, and any such recommendations should be forwarded to our Corporate Secretary in writing at our executive offices as identified in this proxy statement. In accordance with our bylaws, such recommendations should include the following information:

•	the name, age, business address and residence address of the proposed candidate;

•	the principal occupation or employment of the proposed candidate;

•	the class and number of shares of our stock that the proposed candidate beneficially owns;

•
a description of all arrangements or understandings between the stockholder making the recommendations and each director nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

•
any other information relating to such director candidate that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such nominee’s written consent to being named in any proxy statement as a nominee and to serve as a director if elected).

While our nominating and governance committee has not established specific minimum qualifications for director candidates, our committee evaluates individual director candidates based upon a number of criteria, including:

•	a high degree of personal and professional integrity;

•	commitment to promoting the long term interests of our stockholders;

•	broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, with particular emphasis on technology companies;

•	adequate time to devote attention to the affairs of our company;

•	an ability to bring balance to our board of directors in light of our company’s current and anticipated needs and in light of the skills and attributes of the other board members; and

•	other attributes relevant to satisfying the requirements imposed by the SEC and NASDAQ.

We believe that our board of directors represents a desirable mix of backgrounds, skills, and experiences, and they all share the personal attributes of effective directors described above. While they do not have a formal written policy on director diversity, the nominating and governance committee and our board of directors also consider diversity when reviewing the overall composition of our board of directors, and considering the slate of nominees for annual election to our board of directors and the appointment of individual directors to our board of directors. Diversity, in this context, includes factors such as experience, specialized expertise, geographic location, cultural background, gender and ethnicity.

Below are some of the specific experiences, qualifications, attributes or skills in addition to the biographical information provided above that led to the conclusion that each person should serve as one of our directors in light of our business and structure:

Magid M. Abraham, Ph.D., is one of our co-founders, President, Chief Executive Officer and a director. Dr. Abraham has over ten years of experience with our business in a variety of roles including research and development, sales and marketing and corporate administration, since its inception. In addition, Dr. Abraham brings his experience as a founder and senior executive of previous successful market-research based companies. Dr. Abraham has a deep understanding of all aspects of our business. He also has significant corporate governance experience through service on other company boards and as an executive with other companies, and he has an extensive educational background.

Gian M. Fulgoni, is one of our co-founders, Executive Chairman and a director. Mr. Fulgoni has over ten years of experience with our business in a variety of roles including research and development, sales and marketing and corporate administration, since its inception. In addition, Mr. Fulgoni brings his experience as a founder and senior executive of previous successful market-research based companies. Mr. Fulgoni has a deep understanding of all aspects of our business. He also has significant corporate governance experience through service on other public company boards and as an executive with other companies, and he has an extensive educational background.

Jeffrey Ganek has served as an executive or a member of the board of directors of several large technology and telecom companies. Mr. Ganek has substantial experience with research and development, sales and marketing and corporate administration of technology companies. He also has significant corporate governance experience through his service on other company boards and as an executive with other companies, and he has an extensive educational background.

William J. Henderson has served as an executive or a member of the board of directors of several large technology, data aggregation and multimedia companies. Mr. Henderson has substantial experience marketing and the corporate administration of large businesses. He also has significant corporate governance experience through his service on other company boards, and he has an extensive educational background.

William Katz has also served as an executive of or a member of the board of directors of several marketing and advertising companies. Mr. Katz has extensive experience in those industries, as well as with corporate governance through his service on other boards of directors.

Ronald J. Korn has served as an executive or a member of the board of directors of several large public companies. Mr. Korn has substantial experience as a public accountant, and he has sufficient background to qualify as our audit committee financial expert. He also has significant corporate governance experience through his service on other company boards, and he has an extensive educational background.

Jarl Mohn has also served as an executive of or a member of the board of directors of several multimedia companies. Mr. Katz has extensive experience in that industry, as well as with corporate governance through his service on other boards of directors.

Director and Director Nominee Independence

Our board of directors has determined that each of Messrs. Chang, Ganek, Henderson, Katz, Korn and Mohn is independent under the rules of the SEC and the listing standards of the NASDAQ Stock Market; therefore, every member of the audit committee, compensation committee and nominating and governance committee is an independent director in accordance with those standards. There were no related person transactions considered in the last fiscal year in the determination of the independence of the directors.

Compensation Committee Interlocks and Insider Participation

William J. Henderson, William Katz and Jarl Mohn served as our compensation committee during 2012. None of the members of our compensation committee in 2012 was a present or former officer or employee of our company. In addition, during 2012, none of our officers had an “interlock” relationship, as that term is defined by the SEC.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors and employees of the company, including our principal executive officer, principal financial officer and principal accounting officer or controller. The full text of our Code of Business Conduct and Ethics is posted under the “Investor Relations” section on our website at http://www.comscore.com.

DIRECTOR COMPENSATION

Director Compensation Policies

Retainers and Meeting Fees

During 2012, our non-employee directors were eligible to receive an annual cash retainer of $25,000 for service generally on our board of directors.

Additional annual cash retainers for which members or chairperson of certain committees of our board of directors were eligible in 2012 were as follows:

	2012
Committee	Chairperson	Member
Audit	$18,000	$10,000
Compensation	10,000	5,000
Nominating and Governance	3,000(1)	1,000

(1) In February 2013, after review of director compensation in comparison to our compensation peer group, the retainers paid to our Nominating and Governance Committee were found to be below median. Therefore, pursuant to recommendations by Compensia, outside compensation consultant, our Board of Directors determined to increase the non-employee annual cash retainer to $7,500 for the Nominating and Governance Committee chair and $3,000 for the Nominating and Governance Committee members, to be paid on a prorated basis covering service remaining prior to our July 2013 annual meeting.
In the case of new non-employee directors, these fees are prorated based on when the non-employee director joined our board of directors during the year. Employee directors are not compensated for board of director or committee service in addition to their regular employee compensation.

Other Equity-Based Compensation

Outside directors are also eligible to receive stock awards and option grants under our 2007 Equity Incentive Plan. Our non-employee directors are entitled to an annual grant of restricted stock having an approximate value of $90,000 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or FASB ASC Topic 718, at the time of grant. In February 2013, our board of directors conducted a review of our director compensation policies, which considered input from Compensia. Based on this review, our board of directors approved, among other changes, an increase in the grant date value of the annual grant of restricted stock to $125,000 in order to improve the competitiveness of the compensation provided to the non-employee members of our board of directors as well as to appropriately reflect the level involvement of our committee members.

The total amount of each annual grant of restricted stock shall remain unvested until the earlier of (i) the date of the respective director’s next anniversary upon joining our board of directors, (ii) the date of the first annual stockholders’ meeting following the date of grant or (iii) a change of control.

Expenses

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Such expense reimbursements are not included in the table below under the subheading “2012 Director Compensation.”

2012 Director Compensation

The following table sets forth certain information concerning cash and non-cash compensation earned by the non-employee members of our board of directors in 2012. None of the non-employee members of our board of directors received option awards or other compensation in 2012.

Name	Fees Earned or Paid in Cash	Stock Awards ($)(1)(2)	Total ($)(2)
Gareth Chang	$28,000	$90,015	$118,015
Jeffrey Ganek	35,000	90,015	125,015
William J. Henderson	45,000	90,015	135,015
William Katz	31,000	90,015	121,015
Ronald J. Korn	43,000	90,015	133,015
Jarl Mohn	31,000	90,015	121,015

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards concerning 2012. Assumptions used in the calculation of these award amounts are included in Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)
In February 2013, our Board of Directors amended our director compensation policy by increasing the non-employee director annual cash retainer, equity-based compensation, and the cash retainers for the Nominating and Governance Committee chair and its members, as described above in this section. The amounts in this table do not reflect these increases, as they applied after 2012.

Name	Award Type	Grant Date	Number of Shares	Grant Date Fair Value
Gareth Chang	Restricted Stock	July 24, 2012	5,708	$90,015
Jeffrey Ganek	Restricted Stock	July 24, 2012	5,708	90,015
William J. Henderson	Restricted Stock	July 24, 2012	5,708	90,015
William Katz	Restricted Stock	July 24, 2012	5,708	90,015
Ronald J. Korn	Restricted Stock	July 24, 2012	5,708	90,015
Jarl Mohn	Restricted Stock	July 24, 2012	5,708	90,015

As of December 31, 2012, the aggregate number of shares of our common stock subject to outstanding stock awards and option awards (assuming such option awards are fully vested as of December 31, 2012) held by each of our non-employee directors during 2012 was as follows:

Name	Number of Shares of Common Stock	Number of Shares of Common Stock Subject to Options
Gareth Chang	11,962	‑
Jeffrey Ganek	23,092	‑
William J. Henderson	54,223	10,000
William Katz	20,792	‑
Ronald J. Korn	33,023	4,000
Jarl Mohn	20,792	‑

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The following discussion and analysis of our compensation arrangements with our named executive officers should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement. Our named executive officers for the year ended December 31, 2012 are Magid M. Abraham, Kenneth J. Tarpey, Gian M. Fulgoni, Serge Matta and Cameron Meierhoefer. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
Executive Summary of Chief Executive Officer Compensation
The compensation of Dr. Abraham, our chief executive officer, was comprised of the following elements for the year ended December 31, 2012:

•	Base salary, which was paid in restricted stock in lieu of cash;

•	Short- and long-term performance-based awards, which were paid in the form of restricted stock and restricted stock units;

•	A retention award, which was paid in the form of restricted stock; and

•	Certain perquisites and benefits, including health and dental insurance, life insurance, short- and long-term disability, and a 401(k) plan.
Our Philosophy
The objective of our compensation programs for our employees is to attract and retain top talent. Our compensation plans are designed to motivate and reward employees for achievement of positive business results and also to promote and enforce accountability.
In determining the compensation arrangements of our named executive officers, we are guided by the following key principles:

•
Attract and Retain Top Talent. Our compensation arrangements should be sufficient to allow us to attract, retain and motivate named executive officers with the necessary skills and talent to successfully manage our business, taking into consideration a number of factors such as market studies, experience, alternative market opportunities, and consistency with the compensation paid to other professionals within our organization.

•
Promote Business Performance Accountability. Compensation should be tied, in part, to the performance of the portion of the business for which a named executive officer is responsible and how that named executive officer’s business unit or area performs and contributes to our overall financial performance.

•
Promote Individual Performance Accountability. Compensation should be tied, in part, to the individual named executive officer’s performance to encourage and reflect individual contributions to our performance.

•
Align Stockholder Interests. Compensation should be tied to our financial performance, in part, through equity awards, which help to align our named executive officers’ interests with those of our stockholders.

Application of our Philosophy

We believe that our executive compensation and benefit program balances short-term and long-term components, cash and equity elements, and fixed and contingent payments. We apply our compensation philosophy using both quantitative and qualitative standards to incentivize our named executive officers and reward them for achieving the following goals:

•	develop a culture that embodies a passion for our business and a drive to achieve and exceed established goals and objectives;

•	provide leadership to the organization in such a way as to maximize the results of our business operations;

•	lead us by demonstrating forward thinking in the operation, development and expansion of our business; and

•	effectively manage organizational resources to derive the greatest value possible from each dollar invested.
Our executive compensation program aims not only to compensate top talent at levels that we believe are generally at or near the median of our identified compensation peer group, but also to be proportionate relative to compensation paid to other professionals within our organization, and to be appropriately linked to our short- and long-term performance results and to the value we deliver to our stockholders. In some instances, we may seek to adjust our compensation levels in the event that our compensation committee believes such compensation would be in our best interest to attract or retain. We seek to maintain a performance-oriented culture with a compensation approach that rewards our named executive officers when we achieve and exceed our goals and objectives, while putting at risk a significant portion of their compensation against the possibility that our goals and objectives may not be achieved. Our compensation committee considers both qualitative and quantitative factors as measures of individual performance and weights these factors in assessing a particular individual’s performance.
Overall, our approach is designed to relate the compensation of our named executive officers to the following: the achievement of short- and long-term goals and objectives; their willingness to challenge and improve existing policies and structures; and their capability to take advantage of unique opportunities and overcome difficult challenges within our business.
2012 Compensation Actions
We provided stockholders a “say-on-pay” advisory vote on our executive compensation in 2012 under recently adopted rules under Section 14A of the Securities Exchange Act of 1934, as amended. At our 2012 Annual Meeting of Stockholders, stockholders expressed substantial support for the compensation of the Company’s named executive officers, with nearly 80% of the votes cast for approval of the “say-on-pay” advisory vote. Our compensation committee carefully evaluated the results of the 2012 advisory vote, in connection with its evaluation of our executive compensation programs more generally. Taking into account the results of the say-on-pay vote, along with other factors such as our corporate business objectives and the compensation committee’s review of peer group data (as discussed in more detail below), the compensation committee did not make any changes to the Company’s executive compensation program and policies as a result of the 2012 “say-on-pay” advisory vote.
Role of Our Compensation Committee
Our compensation committee approves, administers and interprets our executive compensation and benefit policies, including our 1999 Stock Plan, our 2007 Equity Incentive Plan and our compensation, incentives and benefits programs. Our compensation committee is appointed by our board of directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “independent directors” under the listing standards of the NASDAQ Stock Market. Our compensation committee is comprised of Messrs. Henderson, Katz and Mohn, and is chaired by Mr. Henderson.
Our compensation committee reviews and approves our executive compensation and benefit program to ensure that it is consistent with our compensation philosophy and corporate governance guidelines. Our compensation committee also is responsible for establishing the executive compensation packages offered to our named executive officers.
Our compensation committee has taken the following steps to ensure that our executive compensation and benefit program is consistent with both our compensation philosophy and our corporate governance guidelines:

•	regularly reviewed the performance of and the total compensation earned by or awarded to our Chief Executive Officer and Executive Chairman independent of input from them;

•
examined on an annual basis the performance of our other named executive officers with assistance from our Chief Executive Officer and Executive Chairman and approved compensation packages that are believed to be consistent with or more attractive than those generally found in the executives in comparable positions;

•	regularly held executive sessions of compensation committee meetings without management present; and

•
engaged outside compensation consultants to review our executive compensation practices and provide comparison to other opportunities in the marketplaces for our named executive officers in connection with setting compensation for our 2012 target bonus levels and 2012 fiscal year base salaries and equity-award levels.

As part of its decision-making process, our compensation committee evaluates comparative compensation data, which includes salary, equity and other compensation components from similarly situated companies. Our compensation committee determines the estimated amount of compensation for each named executive officer based on the following key factors:

•	how much we would be willing to pay to retain that named executive officer;

•	how much we would expect to pay in the marketplace to replace that named executive officer; and

•	how much that named executive officer could otherwise command in the employment marketplace.
Furthermore, our compensation committee considers recommendations from our CEO who annually reviews market data, performance and changes in roles or responsibilities of non-CEO executive officers, and proposes adjustments to the named executive officer's compensation based on this review. By evaluating the comparative compensation data in light of the foregoing factors, we believe that the compensation committee is better able to tailor its compensation determinations with the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual named executive officer.
Utilization of Outside Compensation Consultants
Our compensation committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it determines in its discretion, in connection with the discharge of its responsibilities. During 2012, our compensation committee retained the services of Compensia, Inc., a national compensation consulting firm, as its compensation consultant. Compensia serves at the discretion of our compensation committee. Compensia was engaged to provide advice and information relating to executive officer and director compensation. In 2012, Compensia also assisted our compensation committee in (i) reviewing our executive compensation peer group, (ii) analyzing executive officer compensation, (iii) reviewing and analyzing market data related to our executive officers’ base salaries, short-term cash incentives, and long-term incentive compensation levels, (iv) evaluating equity plan design and structures, and (v) evaluating non-employee director compensation.
Compensia reports directly to our compensation committee and did not provide any services to us or our management in 2012 other than those provided to our compensation committee described above. Our compensation committee has considered the independence of Compensia in light of the recently approved revisions to the NASDAQ Marketplace Rules on compensation committee advisor independence to be effective later in 2013 and the rules of the Securities and Exchange Commission and has concluded that the work performed by Compensia did not raise any conflict of interest.
Fees of the Compensation Committee Consultants
The aggregate fees billed by Compensia for 2012 to provide advice or recommendations on the amount or form of executive and director compensation did not exceed $120,000 individually or in the aggregate. Compensia did not provide additional services to us or our affiliates during 2012.

Review of Compensation Policies for 2012 Fiscal Year
In the fourth quarter of 2011, as part of our ongoing commitment to link current compensation levels to our compensation philosophy and business strategy, our compensation committee requested that Compensia review our direct compensation levels, including base salary, total cash compensation and total direct compensation. Also in 2011, our compensation committee requested that Compensia review our identified compensation peer group and recommend any appropriate updates.
Compensia provided a report to our compensation committee in December 2011 with observations and analyses regarding the direct compensation levels of our named executive officers. The 2011 study referenced both published compensation survey data of comparably-sized companies targeting a range of companies with revenues or market capitalization from half to twice of our revenues or market capitalization. In addition, Compensia updated the compensation peer group on inputs from investment banks as well as management input as to companies with whom we may compete with for executive talent. All of the companies included in the compensation peer group are providers of digital marketing intelligence or related analytical products and services, marketing services and solutions or survey services. Upon consultation with our compensation committee and management, as well as upon conducting independent research, Compensia recommended and our compensation committee used the following peer group throughout 2012:

Arbitron Inc. Constant Contact Costar Group Dice Holdings Forrester Research, Inc.	Kenexa Liquidity Services LogMeIn QuinStreet Rightnow Technologies	SuccessFactors Synchronoss Technologies Taleo ValueClick Vocus
This compensation peer group differed in some respects from the peer group previously identified and used in our executive compensation review during the fourth quarter of 2010. These changes were due to several factors, including Compensia’s recommendation that, to better align our compensation peer group with similarly-sized companies in the technology sector, we should seek to add companies with similar growth characteristics as our own business. Based on these criteria, we added Synchronoss and Vocus. We also eliminated certain companies from our prior compensation peer group due to the impact of the changing economy on identified firms as well as certain firms leaving the market altogether, including Internet Brands, LoopNet, TechTarget and XO Group, Inc.
Our compensation committee chose to reference the 50th percentile of the compensation peer group for its decisions with respect to individual compensation components as it believed that such positioning would be at a competitive level for our named executive officers and to the company as well as consistent with industry practices in the technology sector. In making this determination, our compensation committee considered such factors as our stage of development, the size and characteristics of our Company, based on both headcount and operations and balance sheet characteristics, as well as the expected future characteristics of our business relative to our identified compensation peer group.
Review of Compensation .for our Chief Executive Officer
Based on input from Compensia and as well as its own review, our compensation committee determined that the base salary and actual direct compensation of our CEO during 2011 was in the 25th percentile range of the identified compensation peer group for executive compensation, which was due, in part, to our increased market capitalization.
In the first quarter of 2012, our compensation committee requested that Compensia further review our chief executive officer’s total direct compensation, given that in successive past years, Dr. Abraham’s actual compensation was below the median of our compensation peer group. Our compensation committee requested that Compensia not only review our CEO's compensation in comparison to our compensation peer group, but also to newly hired chief executive officers in our industry.
Our compensation committee determined that Dr. Abraham’s base salary should be adjusted to the 75th percentile range; however, that such salary was to be paid in equity to align Dr. Abraham’s interests with those of shareholders. Our compensation committee further allocated stock awards, which offered a higher payout than our compensation peer group, but which are primarily tied to performance measures consistent with expectations publicly set for stockholders. The details of this stock award are further described below. Our compensation committee believed that the heavier weighting towards performance and equity compensation would better align Dr. Abraham’s interests with the long-term interests of our stockholders.

Review of Compensation For Our Other Named Executive Officers
Based on input from Compensia and recommendations by our CEO, as well as its own review, our compensation committee determined that the base salaries of our named executive officers fell within the 50th percentile range of the identified compensation peer group. Our compensation committee also considered increases in responsibilities, and performance throughout 2011 to determine annual merit and equity grants for named executive officers. In March 2012, Mr. Matta assumed the position of President of Commercial Solutions, and in November 2012, Mr. Meierhoefer assumed the position of Chief Operating Officer. Messrs. Matta and Meierhoefer were granted equity awards in connection with these promotions using the results of the Compensia study performed in the fourth quarter of 2011 for guidance. Our compensation committee believes that our current compensation format and the target levels are consistent with our targeted range of our identified compensation peer group.
Components of our Executive Compensation Program
Our executive compensation program consists of three components: base salary, short- and long-term equity incentives (including equity awards in the form of restricted stock units, restricted stock awards, and, less frequently, stock options) and benefits.
Our compensation committee evaluates executive compensation and strives to apply the mix of these components in a manner that implements our philosophy while meeting our objectives to attract and retain top talent using compensation that is consistent with or more attractive than other opportunities while also adjusting for individual relative performance and responsibilities as well as our business goals. Our compensation committee has no formal policy for allocating compensation among the compensation components described above, but it does strive to set each component at levels that are consistent with the 50th percentile range of our identified peer group.
Base Salary
Base salary is used to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, as well as to reflect market conditions as indicated by reference to our compensation peer group. As we initially considered our named executive officers’ compensation for 2012, base salary determinations were guided primarily by our objective to provide compensation at levels to attract and retain top talent. In establishing the 2012 base salaries of our named executive officers, our compensation committee and management took into account a number of factors, including the individual’s seniority, position and functional role, level of responsibility and his accomplishments against personal and group objectives. In addition, we considered the market for corresponding positions within comparable geographic areas and industries as well as the state of our business and our cash flows. In initially setting 2012 base salaries, our compensation committee and management also compared their assessments to input provided by Compensia.
The base salaries of each of our named executive officers are reviewed on an annual basis and adjustments are made following each fiscal year, within the context of our overall annual merit increase structure, and at other times as appropriate, in each case to reflect performance-based factors, marketplace conditions and the overall performance of our business. We do not apply specific formulas to determine increases. We considered the following when evaluating named executive officers salaries:

•	their achievement of specific objectives established during the prior review;

•	an assessment of their professional effectiveness, consisting of a portfolio of competencies that include leadership, commitment, creativity and organizational accomplishment;

•	their knowledge, skills and abilities, focusing on capabilities, capacity and the ability to drive results; and

•	external factors such as the marketplace for the named executive officers, the state of our business and the condition of the global economy.

In late 2011, in connection with input provided by Compensia, our compensation committee evaluated the base salaries of our named executive officers for 2012. With the exception of Dr. Abraham, our compensation committee determined to set base salaries of our named executive officers for 2012 in amounts that were consistent with the Company’s overall annual merit guidelines. Our compensation committee believed that such levels were appropriate for the work performed and in 2011. As previously described, based on the input from Compensia and our management as well as their own review, our compensation committee determined that the base salary for our CEO in years past was below median and specifically, in 2011, within the 25th percentile range of the identified peer group for executive compensation. Given the historical suppression of Dr. Abraham’s salary, and in light of the strong performance-based nature of the remainder of his compensation package, our compensation committee determined to raise our CEO’s salary to levels that are closer to median; however, in order to preserve alignment with shareholder interests, our compensation committee determined that such salary would continue to be made in equity.
On March 29, 2012, our compensation committee approved the payment of stock to Dr. Abraham and Mr. Fulgoni in lieu of cash salary for the period from January 1, 2012 through December 31, 2012. The stock was to be issued as soon as practicable at the end of 2012 and would be fully vested at the time it was issued, but was subject to each remaining employed through January 1, 2013. The 2012 annual salary for Dr. Abraham and Mr. Fulgoni established by our compensation committee was $500,000 and $375,000, respectively. This payment arrangement was made in an effort to increase Dr. Abraham and Mr. Fulgoni’s stockholdings, and through possession of shares of our stock, and to further tie their compensation to the long-term results of their efforts, whether by appreciation of our company’s value or the impact of business setbacks, either company-specific or industry-based.
The annual base salaries for 2011 and 2012 for each named executive officer are set forth below:

Name and Principal Position	2011(1)		2012(2)		Percentage Change
Magid M. Abraham, Ph.D., President, Chief Executive Officer and Director	$393,100	(3)	$500,000	(4)	27.2%
Kenneth J. Tarpey, Chief Financial Officer	315,000		350,000		10.9%
Gian M. Fulgoni, Executive Chairman of the Board of Directors	346,000(3)		375,000(4)		8.4
Serge Matta, President, Commercial Solutions	(5)		335,000		(5)
Cameron Meierhoefer, Chief Operating Officer	(6)		300,000		(6)

(1)	All amounts effective beginning March 1, 2011.

(2)	All amounts effective beginning April 1, 2012.

(3)
For the period from March 1, 2011 through December 31, 2011, Messrs. Abraham and Fulgoni received shares of common stock in lieu of cash salary. with a value equal to the amount of salary foregone by each, less amounts paid to them in cash during 2011 to cover health benefits, based on the closing price of our common stock as reported on the NASDAQ Global Market at the close of trading on December 31, 2012. The amount of shares to be delivered will be reduced by the number of shares necessary to satisfy applicable tax withholding.

(4)
For the period from January 1, 2012 through December 31, 2012, in lieu of receiving a cash salary, each of Dr. Abraham and Mr. Fulgoni will receive an award of common stock with a value equal to the amount of salary foregone by each, less amounts paid to them in cash during 2012 to cover health benefits, based on the closing price of our common stock as reported on the NASDAQ Global Market at the close of trading on December 31, 2012. The amount of shares to be delivered will be reduced by the number of shares necessary to satisfy applicable tax withholding.

(5)	Mr. Matta was appointed President, Commercial Solutions and designated an executive officer on March 5, 2012. Mr. Matta was not a named executive officer in 2011.

(6)	Mr. Meierhoefer was appointed Chief Operating Officer on March 5, 2012 and designated an executive officer in November 2012. Mr. Meierhoefer was not a named executive officer in 2011.
Equity-Based Compensation
Equity-based incentives are primarily guided by our objective of aligning named executive officers with the interests of our stockholders. Through possession of stock options, restricted stock units and shares of restricted stock, our executives participate in the long-term results of their efforts, whether by appreciation of our company’s value or the impact of business setbacks, either company-specific or industry based. Additionally, stock options, restricted stock units and shares of restricted stock provide a means of ensuring the retention of named executive officers, in that they are in almost all cases subject to vesting over an extended period of time, often multiple years.

Restricted stock units and shares of restricted stock are granted periodically, and are typically subject to vesting based on the executive’s continued employment. Historically, most of these grants were designed to vest evenly over four years, beginning on the date of the grant. We have also less frequently used stock options in prior periods.
We typically use shares of restricted stock as a form of both short- and long-term compensation. Our compensation committee has preferred the use of restricted stock in favor of stock options ever since our common stock has become publicly traded because it results in less dilution of our existing stockholders, it provides some immediate, tangible value to our employees, and it also does not require cash outlay by our employees. At the same time, restricted stock with vesting promotes employee retention while incentivizing our employees to pursue long-term growth initiatives. We expect to continue to predominantly use restricted stock awards in favor of stock options as a form of short- and long-term, stock-based compensation for the foreseeable future. We have also increasingly tied performance conditions to large awards of restricted stock. However, we have also used restricted stock units as a means to maximize our ability to deduct compensation expense for income tax purposes. For example, Dr. Abraham’s and Mr. Fulgoni’s equity incentive compensation was issued in the form of restricted stock units in 2011 in order to maximize our ability to deduct such amount for income tax purposes
Upon joining us, each named executive officer has generally been granted an initial restricted stock award that is primarily based on competitive conditions applicable to the executive’s specific position. In addition, the compensation committee considers the number of shares subject to equity awards owned by other executives in comparable positions within our company when determining the number of shares to grant to each executive, as well as the number of shares that remain unvested. Based upon input provided by Compensia and reviewed by our compensation committee, we believe this strategy is consistent with the approach of our peer group and, in our compensation committee’s view, is appropriate for aligning the interests of our executives with those of our stockholders over the long term.
Periodic awards to named executive officers are made based on an assessment of their sustained performance over time, their ability to effect results that drive value to our stockholders and their level of responsibility within our organization. Dr. Abraham, our Chief Executive Officer, periodically reviews the performance of our other named executive officers on this basis and recommends any equity awards to our compensation committee. The compensation committee reviews and approves any such recommendations as appropriate.
2012 Executive Incentive Compensation Policy
March 2012, after a review of their compensation relative to their counterparts in the compensation peer group and with input from Compensia, our compensation committee approved the following awards for our named executive officers, with the exception of our CEO: (i) equity-based awards to supplement salary and as a retention tool; (ii) short-term equity-based performance awards based on 2012 annual performance; and (iii) long-term equity-based performance awards based on 2012 annual performance.

	Value of Short-Term Performance-Based Stock Bonus Level for Annual Performance at Time of Grant			Value of Long-Term Performance-Based Stock Bonus Level for Annual Performance at Time of Grant			Share Awards to Supplement Salary and Retain Executives
Name and Principal Position	Target	Maximum	Actual	Target	Maximum	Actual
Kenneth J. Tarpey, Chief Financial Officer	109,375	218,750	21,875	328,125	656,250	65,625(1)	35,000(2)
Gian M. Fulgoni, Executive Chairman of the Board of Directors	300,000	600,000	60,005	900,000	1,800,000	180,015(1)	35,000(2)
Serge Matta(3), President, Commercial Solutions	83,750	167,500	84,229	251,250	502,500	252,687(1)	35,000(2)
Cameron Meierhoefer(4), Chief Operating Officer	75,000	150,000	66,000	225,000	450,000	198,000(1)	35,000(2)

(1)	Represents performance-based long-term incentive awards made on March 15, 2013, with annual vesting in March 2014 and 2015.

(2)
Represents grant to key senior employees awarded on March 29, 2012, made for retention purposes with vesting over a 4-year period in March 2013, 2014, 2015, and 2016 respectively. No income from this grant was realized in 2012.

(3)	Mr. Matta was appointed President, Commercial Solutions and designated an executive officer on March 5, 2012.

(4)	Mr. Meierhoefer was appointed Chief Operating Officer on March 5, 2012 and designated an executive officer in November 2012.

Our compensation committee believes that this award mix and the respective target levels for the incentive awards are consistent with other opportunities in those named executive officers’ respective marketplaces based on their experience in the marketplace as well as information provided by Compensia. However, as previously issued retention-based equity grants continue to expire, there may be a need to increase retention related incentives for non-CEO executives.
Notwithstanding the foregoing table, our compensation committee retained discretion to determine the ultimate amount of the short- and long-term incentives earned prior to award, including the authority to eliminate the awards entirely.

Performance-Based Awards
Unlike standard bonus programs, the focus of our short- and long-term incentives are performance- based and paid only in equity. With more than 30% of the executive’s 2012 realizable income subject to for 2012 at risk and subject to performance goals, and with 60% of an executive's 2012 realizable income paid in equity, the compensation program further enhances alignment with shareholder interests.
Our compensation committee has established equity-based performance awards to be earned based on our company’s and individual performance as described below in “Determination of 2012 Executive Incentive Compensation Policy Awards.” Once our compensation committee determines the value of that award has been achieved, the named executive officer earns by dividing the applicable value by the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of determination. The named executive officers must remain employed through the date that our compensation committee makes its determinations to earn the awards.
Shares to be issued with respect to the short-term performance awards are vested on the date of issuance. One-third of the number of shares our compensation committee deems eligible to be earned with respect to the long-term performance awards vest immediately upon the date of determination, and the remaining two-thirds of the shares subject to the award vest in two equal parts on the date our compensation committee makes its annual equity incentive plan determinations in the first and second year following the date of grant until the full amount of the award is vested, subject to continued employment through each of the vesting dates.
Stock Awards to Supplement Salary and Retain Executives
The above-referenced stock awards were granted on March 29, 2012. Twenty-five percent of the number of shares subject to these stock awards will vest on March 15, 2013, and twenty-five percent of the shares subject to the awards will vest annually thereafter on the same calendar day of each year until the full amount of the award is vested, subject to continued employment through each of the vesting dates. The purpose of these awards was to improve the competitiveness of the total direct compensation and retention incentives for Messrs. Tarpey and Fulgoni.
Additional Arrangements for Chief Executive Officer
In 2010, our compensation committee established an aggressive performance-based program for our CEO through the issuance of performance based stock options. Such options expired in May 2012 without any amounts vesting. On March 29, 2012, in light of the expiration of these performance based options, our compensation committee established a three-year arrangement whereby Dr. Abraham was granted restricted stock and restricted stock units which would vest when he achieved and when he exceeded annual revenue and EBITDA-based performance goals. In addition to the performance-based shares, our compensation committee also granted Dr. Abraham a three-year retention based stock grant, to vest in three annual tranches starting in March 2013. Our compensation committee made such retention awards recognizing the growing competition in the digital research and analytics industries, with the understanding that retention of Dr. Abraham was essential, during these few years, in light of Dr. Abraham’s unique ability to conceive of, and lead the development of visionary products integral to the digital marketplace at a time of increased competition and commoditization of digital research.
Despite the size of the grants, in 2012, 68% of Dr. Abraham’s annual realizable compensation was at risk. The below table illustrates Dr. Abraham's 2012 target compensation to the extent performance and non-performance based.

Base salary
Retention
Bonus Achievement (Performance Based)
Bonus Overachievement (Performance Based)

Comparing our overall 2012 performance and our CEO’s 2012 realizable pay illustrates the strong link between our pay and our performance, as well as the challenging nature of our performance goals. Although challenging from the perspective of our financial results, we nonetheless believe that 2012 was a year of many accomplishments for us in terms of long-term strategy and positioning of our business to take advantage of key innovations driven by Dr. Abraham. We executed on and achieved many of the digital business analytics strategy elements outlined to our stockholders in 2011. Highlights of our 2012 achievements included:

•
Introducing multi-platform services, to enable companies to understand and plan their advertising strategy across their businesses, from traditional platforms to the newer as mobile and tablets platforms;

•	Selection as preferred provider of digital measurement services in the UK and Spain;

•	Launching the vCE, which the first operational technology with the capability to viewability of more than 80% of the types of display advertising;

•	Achieving significant sales momentum in vCE and Digital Analytix product suites;

•	Significantly increasing our market penetration and momentum in the U.S. market for our Digital Analytix product, with such key wins as Microsoft and Activision;

•	Improving our position in “The Big Data” marketplace;

•	Achieving market attention with our publisher monetization module, and other unique features that are resonating in the marketplace throughout the world; and

•	Achieving a 19% growth in bookings from continuing operations, allowing us to increase our overall growth rate and margins in 2013 and beyond.
In addition, to maintain our focus on our key mission and the execution of the digital business analytics strategy, our management also reviewed the performance of business lines acquired in recent periods and ultimately acted to divest certain, non-strategic business lines that had low growth prospects and profitability characteristics.

Overall, our execution of the digital business analytics strategy has yielded significant results. New product areas account for approximately 20% of bookings during calendar year 2012 and are poised for substantial growth in the near and medium terms.
Despite these strong operating results in a challenging environment, our stock price declined during 2012. In addition, our financial performance was below our original revenue and EBITDA forecast previously disclosed by the Company on February 14, 2012. None of the fiscal 2012 performance-based equity awards granted to our CEO were earned as the pre-determined performance conditions were not met. Given the significant emphasis our program places on “at risk” pay and in light of the rigorous goals established under our executive short- and long-term incentive programs, the realizable pay of our CEO as of the end of fiscal 2012 was only 32% of the target amount.
The below table illustrates Dr. Abraham's annual target compensation, broken out by performance- and non-performance based components, as compared to Dr. Abraham's actual annual realizable compensation.

CEO Performance Grant
On March 29, 2012, Dr. Abraham became eligible to earn up to 96,666 shares annually in 2012, 2013, and 2014 for achieving revenue and EBITDA targets, and an additional 96,666 shares annually in 2012, 2013, and 2014 for overachieving revenue and EBITDA targets. In March, our compensation committee established 2012 targets as follows: $279 million in revenue for the initial tranche of shares, and $293 million in revenue for the overachievement tranche of shares, $58 million in EBITDA for the initial tranche of shares and $64 million for the overachievement tranche of shares, which amounts were consistent with our company’s February 2012 earnings release. During 2012, Dr. Abraham did not achieve pre-established revenue and EBITDA targets, therefore all performance-based shares granted to Dr. Abraham for 2012 were canceled.
Future revenue and EBITDA targets are to be established by our compensation committee in the beginning of 2013 and 2014, applying the same approach to assigning the targets as were applied in 2012. The maximum number of performance shares permitted under the arrangement, Dr. Abraham is eligible to vest in 580,000 total shares over three years, and in any given year, 193,334 shares.

CEO Retention Grant
On March 29, 2012, Dr. Abraham received a restricted stock award covering 210,000 shares of our common stock. The award vests as to 70,000 shares on each of March 30, 2013, 2014 and 2015, subject to Dr. Abraham’s continued employment on each of the respective vesting dates.
While our CEO’s realizable pay as of fiscal year-end was far below the targeted amount, due in large part to the grants of performance-based equity awards, for which performance goals were not achieved, total compensation reported in the 2012 Summary Compensation Table was above the amount reported in 2011. We believe this dichotomy highlights the limitations in focusing solely on compensation reported in the Summary Compensation Table. Although that table is useful for comparing pay across companies, we do not believe it conveys a complete picture of our pay-for-performance approach to compensation, or the actual impact of that approach on pay realized or realizable by our CEO and other named executive officers.
We believe that our executive compensation program appropriately motivates and rewards our CEO in light of the performance of the company, and that our executive pay aligns well with our overall compensation philosophy of paying for performance.
Determination of 2012 Executive Incentive Compensation Policy Awards
Under the 2012 Executive Incentive Compensation Policy, the 2012 award levels established for our named executive officers were based on a weighted mix of quantitative and qualitative factors, including the satisfactory completion of specific projects or initiatives. The quantitative milestones were based on the expected financial performance of the Company in 2012. Our compensation committee selected the target levels and the weighting of the target levels based on its experience as well as Compensia’s input. Profitability measures are more heavily weighted in the interest of motivating Dr. Abraham and Messrs. Tarpey and Fulgoni to achieve increased profitable growth for our business as a whole. The 2012 ranges, target levels and weighting for our named executive officers were calculated based on the following component factors:

Achievement of	Min.	Target	Max.	Weight of Component
				Abraham	Tarpey	Fulgoni	Matta	Meierhoefer
	(dollars in millions)
Milestones for 2012 earnings before interest taxes, depreciation and amortization, or EBITDA	$55.62	$58.55	$64.41	50%	50%	50%	10*%	0%
Milestones for 2012 revenue	$273.7	$279.3	$293.3	50%	30%	30%	15*%	0%
Individual qualitative factors such as client retention, personnel retention, strategic milestones	N/A	N/A	N/A	0%	20%	20%	75*%	100%
* Reflects the full-year blended weight of the revenue and EBITDA targets for Mr. Matta, which was established effective July 1, 2012.

In March 2013, our compensation committee reviewed our results of operations for 2012 and assessed each of our named executive officers’ respective performances. The quickly changing market to which our company belongs has made establishment of long-term financial goals challenging for companies like ours. As such, for the determination of short- and long-term incentives for our named executive officers, we focused on metrics that the we have found to be best in assessing and enhancing the value created for shareholders

- that of current year revenue and EBITDA. While the targets used for short- and long-term incentives are the same, any performance-based award is made in stock, which further helps our executive officers align with shareholder interest.

	Percentage Achieved
Name	EBITDA Milestone	Revenue Milestone	Qualitative Performance	Total Target Short- and Long-Term Bonus as Compared to Target
Magid M. Abraham, Ph.D.	0%	0%	N/A%	0%
Kenneth J. Tarpey	0%	0%	100.0%	20.0%
Gian M. Fulgoni	0%	0%	100.0%	20.0%
Serge Matta	105*%	101*%	100*%	100*%
Cameron Meierhoefer	0%	0%	89%	89%
*Mr. Matta’s targets were evaluated based on partial year targets rather than full-year targets given timing of his change in position.
Benefits and Perquisites
We provide the following benefits to our named executive officers on the same basis as the benefits provided to all our employees:

•	health and dental insurance;

•	life insurance;

•	short-and long-term disability; and

•	401(k) plan.
These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.
In general, we do not view perquisites as a significant component of our executive compensation structure. However, the compensation committee has the authority to approve perquisites, primarily for retention purposes or to accommodate specific, and usually temporary, circumstances of executives who do not reside near their work locations.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder may preclude us from deducting certain non-performance-based compensation in excess of $1,000,000 per year to our named executive officers. We expect the payments made pursuant to our 2011 Executive Compensation Policy to be eligible for deduction; however, we may pay our named executive officers amounts that are not deductible on account of Section 162(m).
Severance and Change of Control Arrangements
Our named executive officers are parties to various agreements that provide certain benefits to those named executive officers in the event of their termination or a change of control of comScore under certain circumstances or both.
We believe the following arrangements are useful retention tools that are particularly necessary in an industry, such as ours, where there is frequent market consolidation. We recognize that it is possible that we may be subject to a change of control, and that this possibility could result in a sudden departure or distraction of our key executives to the detriment of our business. We believe that the following arrangements help to maintain the continued focus and dedication of our executives to their assigned duties to maximize stockholder value without the distraction that could result from the uncertainty of a change of control.
Change of Control and Severance Agreements
In July 2010, our compensation committee, following consultation with Compensia, approved Change of Control and Severance Agreements for certain members of the our management, including each of our current named executive officers.

Each of these Change of Control and Severance Agreements has a three-year initial term with automatic one-year renewals thereafter, and an automatic 12-month extension following the date of a change of control. Each agreement provides that if, prior to a change of control, we terminate such executive’s employment without cause, or such executive resigns from such employment for good reason, then subject to certain covenants such executive would be entitled to the following severance benefits:

•	payment of all accrued but unpaid vacation, expense reimbursements, wages and other benefits due under our plans, policies and arrangements;

•
continuing payments at a rate equal to such executive’s annual base salary then in effect, for the duration of a specified severance period (as identified in the table below for each such executive), to be paid periodically in accordance with our normal payroll policies; and

•
reimbursement of COBRA premiums (or an equivalent cash distribution if the executive’s severance period exceeds the permitted COBRA participation period) until the earlier of the expiration of the specified severance period or the date that each such executive becomes covered under a similar plan.

The following table identifies the severance period specified in the Change of Control and Severance Agreements for each such executive:

Name and Principal Position	Severance Period
Magid M. Abraham, Ph.D., President, Chief Executive Officer and Director	2 years
Kenneth J. Tarpey, Chief Financial Officer	1.25 years
Gian M. Fulgoni, Executive Chairman of the Board of Directors	1.5 years
Serge Matta, President, Commercial Solutions	1 year
Cameron Meierhoefer, Chief Operating Officer	1 year

Each of the Change of Control and Severance Agreements also provides that if, on or within 12 months after a change of control, such executive’s employment is terminated without cause, or any such executive resigns for good reason, then subject to certain covenants each such executive would be entitled to the following severance benefits:

•	payment of all accrued but unpaid vacation, expense reimbursements, wages and other benefits due under our plans, policies and arrangements;

•
a lump sum payment (less applicable withholding taxes) equal to a specified change of control multiple (as identified in the chart below for each such executive’s) multiplied by such executive’s annual base salary in effect immediately prior to such executive’s termination date or, if greater, at the level in effect immediately prior to the change of control; and

•
reimbursement of COBRA premiums (or an equivalent cash distribution if the executive’s severance period exceeds the permitted COBRA participation period) until the earlier of the expiration of a specified severance period (as identified in the table above for each such executive) or the date that such executive becomes covered under a similar plan.

The following table identifies the change of control multiple specified in the agreements for each such executive:

Name and Principal Position	Change of Control Multiple
Magid M. Abraham, Ph.D., President, Chief Executive Officer and Director	2x
Kenneth J. Tarpey, Chief Financial Officer	1.25x
Gian M. Fulgoni, Executive Chairman of the Board of Directors	1.5x
Serge Matta, President, Commercial Solutions	1x
Cameron Meierhoefer, Chief Operating Officer	1x

Each of the agreements with Messrs. Tarpey, Matta and Meierhoefer provides that if each such executive remains employed by or continues to provide services to us through the one-year anniversary of a change of control, one hundred percent (100%) of such executive’s then outstanding and unvested equity awards (excluding certain stock option grants issued in May 2010 that have since lapsed unvested and unexercised in 2012 and included separate acceleration provisions, which we refer to herein as the May 2010 Stock Option Grants) as of the date of the change of control shall accelerate and become vested in full. The agreements for Dr. Abraham and Mr. Fulgoni provide for accelerated vesting of one hundred percent (100%) of their then outstanding and unvested equity awards upon a change of control. Such single-trigger acceleration is consistent with existing equity awards held by Dr. Abraham and Mr. Fulgoni.
These Change of Control and Severance Agreements supersede any existing severance or change of control provisions included in our named executive officer’s respective employment agreements or letter agreements.
In the event that the benefits under an Agreement would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) or (ii) would be subject the excise tax imposed by Section 4999 of the Code, each such executive would receive such payment as would entitle such executive to receive the greatest after-tax benefit.
The effects of these arrangements are described elsewhere in this proxy statement under the heading “Executive Compensation — Potential Payments upon Termination or Change-in-Control.” We believe that these arrangements will help our executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change of control. We also believe these arrangements are competitive with arrangements offered to senior executives at companies with whom we compete for executive talent and are necessary to the achievement of our business objective of management retention.

2013 Executive Compensation
Base Salary
In March, 2013, our compensation committee approved 2013 base salary adjustments for our named executive officers, with the respective amounts and percentage change set forth on the table below. In addition, our compensation committee determined that 2013 target bonus percentages for each named executive officer would remain unchanged from 2012, as set forth on the table below. These compensation decisions reflected our compensation committee’s assessment of corporate and individual performance during 2012.

Name and Principal Position	Base Salary	Percentage Increase	2013 Target Bonus Percentage
Magid M. Abraham, Ph.D., President, Chief Executive Officer and Director	$500,000	0%	96,666 shares for target achievement and 96,666 shares for overachievement on a sliding scale based on pre-established revenue and EBITDA
Kenneth J. Tarpey, Chief Financial Officer	367,000	5%	125%
Gian M. Fulgoni, Executive Chairman of the Board of Directors	375,000	0%	320%
Serge Matta, President, Commercial Solutions	358,450	7%	125%
Cameron Meierhoefer, Chief Operating Officer	321,000	7%	100%

2013 Named Executive Officer Incentive Compensation Policy

Arrangements for Named Executive Officers Other than Chief Executive Officer

On April 30, 2013, after review of compensation of our named executive officers relative to their counterparts in our peer group and with input from Compensia, outside compensation consultant, our Compensation Committee approved the following for the our named executive officers other than our chief executive officer: (i) short-term stock-based performance awards based on 2013 annual performance and (ii) long-term stock-based performance awards based on 2013 annual performance.

	Value of Performance-Based Stock Bonus for Annual Performance at Time of Grant		Value of Performance-Based Stock Bonus for Annual Performance at Time of Grant
Name and Principal Position	Target	Maximum	Target	Maximum
Kenneth J. Tarpey, Chief Financial Officer	$114,688	$229,375	$344,063	$688,125
Gian M. Fulgoni, Executive Chairman of the Board of Directors	300,000	600,000	900,000	1,800,000
Serge Matta, President, Commercial Solutions	112,016	224,031	336,047	672,094
Cameron Meierhoefer, Chief Operating Officer	80,250	160,500	240,750	481,500

The performance-based awards are subject to the following terms:

•
Our Compensation Committee has established stock-based performance awards to be earned based on company- and individual-performance targets. The company-performance targets relate to revenue and and EBITDA goals.

•
Once our Compensation Committee determines the value of an that award has been achieved, the executive will become eligible to earn the number of shares determined by dividing the amount by the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of determination, which is expect to be in the first quarter of 2014.

•	Executives must remain employed through the date that our Compensation Committee makes its determination in order to earn the awards.

•
Our Compensation Committee, in its sole discretion, has the right to amend, supplement, supersede or cancel the bonus program for any reason, and has reserved the right to determine whether and when to pay out any awards, regardless of actual achievement of the performance targets.

•	Shares to be issued with respect to amounts earned with respect to short-term incentives will be vested on the date of issuance.

•
One-third of the number of shares our Compensation Committee deems eligible to be earned with respect to long-term incentives will vest immediately upon the date of determination, and the remaining two-thirds of the shares subject to the award will be eligible to vest ratably on each subsequent anniversary of the date our Compensation Committee makes its determination until the full amount of the award is vested, subject to continued employment of the executive through each vesting date.

Arrangements for Chief Executive Officer

On March 29, 2012, Dr. Abraham became eligible to earn up to 96,666 shares annually in each of 2012, 2013, and 2014 for achieving revenue and EBITDA targets, and an additional 96,666 shares annually in each of 2012, 2013, and 2014 for overachieving revenue and EBITDA targets. During 2012, Dr. Abraham did not achieve pre-established revenue and EBITDA targets, therefore all performance-based shares granted to Dr. Abraham for 2012 were canceled.

Quantitative and Qualitative Factors

Under the 2013 Named Executive Officer Incentive Compensation Policy, the 2013 award levels established for our named executive officers are based on a weighted mix of quantitative and qualitative factors, including the satisfactory completion of specific projects or initiatives. The quantitative milestones are based on the expected financial performance of the company in 2013, and the targets are consistent with the midpoint of the guided ranges in our May 2, 2013 earnings release. Our Compensation Committee selected the target levels and the weighting of the target levels based on its experience as well as Compensia’s input. Profitability measures are more heavily weighted in the interest of motivating Messrs. Tarpey and Fulgoni to achieve increased profitable growth for our business as a whole. The 2013 ranges, target levels and weighting for our named executive officers were calculated based on the following component factors:

Achievement of	Weight of Component
	Abraham	Tarpey	Fulgoni	Matta	Meierhoefer

Milestones for 2013 earnings before interest taxes, depreciation and amortization, or EBITDA	50%	50%	50%	20%	—%
Milestones for 2013 revenue	50%	30%	30%	30%	—%
Individual qualitative factors such as client retention, personnel retention, strategic milestones	—%	20%	20%	50%	100%

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with company management. Based on the compensation committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

William J. Henderson, Chairman
William Katz
Jarl Mohn

The foregoing compensation committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

Summary Compensation Table

The following table sets forth summary information concerning compensation for the following persons: (i) all persons serving as our chief executive officer during 2012, (ii) all persons serving as our chief financial officer during 2012 and (iii) the three most highly compensated of our other executive officers who received compensation during 2012 of at least $100,000 and who were executive officers on December 31, 2021. We refer to these persons as our “named executive officers” elsewhere in this proxy statement. The following table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Name and Principal Position	Year($)	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Magid M. Abraham, Ph.D. President, Chief Executive Officer and Director	2012 2011 2010	$ 500,008(2) 393,100(5) 393,125	$ 6,673,052(3) 2,476,093(6) 974,396(7)	— — $ 5,195,078(8)	$ 176 (4) 984(4) 1,633(4)	$ 7,173,236 2,870,177 6,564,232
Kenneth J. Tarpey Chief Financial Officer	2012 2011 2010	341,249 311,250 291,250	849,100(9) 294,064(10) 464,740(7)	— — 311,707(8)	3,785(4) 3,803(4) 2,135(4)	1,194,134 609,117 1,069,832
Gian M. Fulgoni Executive Chairman of the Board of Directors	2012 2011 2010	375,005(11) 346,000(13) 346,875	1,001,600(12) 1,660,900(14) 1,140,493(7)	— — 389,630(8)	392(4) 392(4) 61(15)	1,352,997 2,007,292 1,877,059
Serge Matta* President, Commercial Solutions	2012	328,749	1,098,484(16)	—	3,557(4)	1,430,790
Cameron Meierhoefer* Chief Operating Officer	2012	293,749	1,025,600(17)	—	2,207 (4)	1,321,556
* Messrs. Meierhoefer and Matta were first determined to be executive officers during the year ended December 31, 2012.

(1)
Amounts represent the aggregate grant date fair value of awards or equity plan compensation computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are described in Note 10 to the consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012. The table does not reflect the shares subject to the 2012 long-term performance award eligible to vest in 2013 and 2014 for which performance goals have not been established. For a description of this award see the Compensation Discussion and Analysis section titled “Additional Arrangements for Chief Executive Officer.”

(2)
Includes $484,008, computed in accordance with FASB ASC Topic 718, received in restricted stock units in lieu of cash salary from January 1, 2012 through December 31, 2012 with the remainder paid in cash during 2012 to cover health benefits. For the period from January 1, 2012 through December 31, 2012, Dr. Abraham received payment of stock in lieu of cash salary.

(3)
Represents a performance-based award related to our 2012 Equity Incentive Plan granted on March 29, 2012, in restricted stock pursuant to the provisions of our 2012 CEO Bonus Policy, with a grant date fair value of $2,103,452 computed in accordance with FASB ASC Topic 718, to vest on March 30, 2013 upon achievement of pre-determined revenue and EBITDA milestones in 2012. On March 30, 2013, 100% of these performance-based shares were cancelled due to failure to achieve pre-determined milestones during 2012. Also represents a grant to Dr. Abraham of 210,000 shares, awarded on March 29, 2012, made for retention purposes with vesting over a 4-year period in March 2013, 2014, 2015, and 2016 respectively.

(4)	Includes discretionary matching contributions by us to the officer’s 401(k) plan account and payment of life insurance premiums on behalf of the named executive officers.

(5)
Includes $393,100, computed in accordance with FASB ASC Topic 718, received in restricted stock units in lieu of cash salary from March 1, 2011 through December 31, 2011. For the period from March 1, 2011 through December 31, 2011, Dr. Abraham received payment of stock in lieu of cash salary.

(6)
Represents an award granted on April 28, 2011 in restricted stock units pursuant to the provisions of our 2011 Amended and Restated Executive Compensation Bonus Policy, with a grant date fair value of $2,476,093 computed in accordance with FASB ASC Topic 718. $1,232,827 of the total grant amount was converted to restricted stock in March 2012 based on the value of the short-term bonus and long-term bonus earned by him, as determined by the compensation committee on March 16, 2012, with 56.25% of the converted amount subject to vesting.

(7)
Represents awards of restricted stock according to certain target levels for each named executive officer pursuant to the provisions of our 2010 Executive Long-Term Compensation Policy. Awards under such policy relating to 2010 performance were paid in February 2011 following approval by our compensation committee.

(8)
Represents a one-time award of stock options in May 2010 to key senior employees, including named executive officers. Each award is entirely subject to market-based vesting, whereby 100% of the shares subject to option are eligible to vest in the event that our common stock closing price as reported by the NASDAQ Global Market exceeds an average of $30 per share for a consecutive thirty-day period prior to May 4, 2012. The May 2010 Stock Option Grants expired by their term prior to exercise.

(9)
Amount represents a grant with a fair value of $21,875 in short-term performance-based incentive, and a grant with a fair value of $62,625 in long-term performance-based incentive with vesting through March 2015, and a retention award with a grant date fair value of $761,600, vesting over a 4-year period in March 2013, 2014, 2015 and 2016.

(10)
Represents awards of restricted stock according to certain target levels for each named executive officer pursuant to the provisions of our 2011 Amended and Restated Executive Compensation Bonus Policy. Awards under such policy relating to 2011 performance were paid in March 2012 following approval by our compensation committee, with 56.25% subject to vesting. Represents awards of restricted stock for each named executive officer pursuant to the provisions of our 2012 Executive Compensation Bonus Policy. Awards under such policy relating to 2012 performance were paid in March 2013 following approval by our compensation committee, with 50%% of the awards subject to vesting in 25% increments occurring in March 2014, and March 2015 provided that the executive remains a service provider.

(11)
Includes $345,505 based on value at the time of the award, received in restricted stock units in lieu of cash salary from January1, 2012 through December 31, 2012. For the period from January 1, 2012 through December 31, 2011, Mr. Fulgoni received payment of stock in lieu of cash salary.

(12)
Amount represents a grant with a fair value of $60,000 in short-term performance-based incentive, and a grant with a fair value of $180,000 in long-term performance-based incentive with vesting through March 2015, and a retention award with a grant date fair value of $761,600, vesting over a 4-year period in March 2013, 2014, 2015 and 2016.

(13)
Includes $346,000 based on value at the time of the award, received in restricted stock units in lieu of cash salary from March 1, 2011 through December 31, 2011. For the period from March 1, 2011 through December 31, 2011, Mr. Fulgoni received payment of stock in lieu of cash salary.

(14)
Represents an award granted on April 28, 2011 in restricted stock units pursuant to the provisions of our 2011 Amended and Restated Executive Compensation Bonus Policy, with a grant date fair value of $1,660,882 computed in accordance with FASB ASC Topic 718. $826,888 of the total grant amount was converted to restricted stock in March 2012 based on the value of the short-term bonus and long-term bonus earned by him, as determined by the compensation committee on March 16, 2012, with 56.25% of the converted amount subject to vesting.

(15)	Includes payment of life insurance premiums paid on behalf of the named executive officer.

(16)
Amount represents a grant with a fair value of $84,221 in short-term performance-based incentive, and a grant with a fair value of $252,663 in long-term performance-based incentive, and a retention award with a grant date fair value of $761,600, vesting over a 4-year period in March 2013, 2014, 2015 and 2016.

(17)
Amount represents a grant with a fair value of $66,000 in short-term performance-based incentive, and a grant with a fair value of $198,000 in long-term incentive, and a retention award with a grant date fair value of $761,600, vesting over a 4-year period in March 2013, 2014, 2015 and 2016.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based awards to named executive officers in 2012. No option awards were made to named executive officers in 2012.

Estimated Future Payouts Under Equity Incentive Plan Awards (1)	All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards($) (2)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Magid M. Abraham, Ph.D	3/29/2012	210,000	$4,569,600(3)
— (3)	96,666(3)	193,332(3)

Kenneth J. Tarpey	3/29/2012	35,000	$761,000
—	$437,500	$875,000
Gian M. Fulgoni	3/29/2012	35,000	$761,000
—	$1,200,000	$2,400,000
Serge Matta	3/29/2012	35,000	$761,000
—	$335,000	$670,000
Cameron Meierhoefer	3/29/2012	35,000	$761,000
—	$300,000	$600,000

(1)
The target and maximum incentive amounts shown in this column reflect the value of the short- and long-term incentive compensation available to our named executive officers pursuant to our 2012 executive incentive compensation policy. The amounts representing the target awards were pre-established as a percentage of salary. The maximum is the greatest payout which can be made if the pre-established maximum performance level is met or exceeded. The policy also provides that the entire bonus amount shall be paid in shares of restricted stock valued at the time of grant. Actual awards under our 2012 executive short- and long-term compensation policy were approved on March 15, 2013 and are reflected in the Stock Award column of the Summary Compensation Table above for 2012 in each case for each named executive officer.

(2)
Amounts represent fair value of awards granted in the fiscal year as calculated in accordance with FASB ASC Topic 718 and as further described in Note 10 to the consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)
On March 29, 2012, Dr. Abraham was awarded 580,000 shares of our common stock in the form of restricted stock and restricted stock units that vest based on achievement of revenue and adjusted EBITDA goals during 2012, 2013 and 2014. Assuming achievement of 100% of the target performance metrics in each case over a three-year period, Dr. Abraham would be eligible to vest in 290,000 total shares, and in any given year 96,666 shares. Assuming achievement of 200% of the target performance metrics in each case over a three-year period, the maximum number permitted under the arrangement, Dr. Abraham is eligible to vest in 580,000 total shares, and in any given year, 193,332 shares.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding equity awards held by the named executive officers as of December 31, 2012.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(1)
Name	Exercisable	Unexercisable
Magid M. Abraham, Ph.D(7)					17,388(2)	239,606
					13,307(3)	183,370
					18,035(4)	248,522
					29,943(5)	412,614
					210,000(6)	2,893,800

Kenneth J. Tarpey					21,250(8)	292,825
					4,127(9)	56,870
					10,000(10)	137,800
					8,293(11)	114,277
					7,143(12)	98,430
					35,000(13)	482,300

Gian M. Fulgoni					12,274(14)	169,136
					9,393(15)	129,435
					12,008(16)	165,470
					20,084(17)	276,757
					35,000(18)	482,300

Serge Matta	417	—	$4.50	12/27/2015	3,983(19)	54,885
					2,971(20)	40,940
					10,000(21)	137,800
					22,500(22)	310,050
					3,715(23)	51,192
					6,701(24)	92,339
					35,000(25)	482,300

Cameron Meierhoefer	—		—	—	3,000(26)	41,340
					7,500(27)	103,350
					2,734(28)	37,674
					3,678(29)	50,682
					4,556(30)	62,781
					35,000(31)	482,300

(1)Market value of shares of stock that have not vested is computed based on $13.78 per share, which was the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2012. The table does not reflect the shares subject to the 2012 long-term performance award eligible to vest in 2013 and 2014 for which performance goals have not been established. For a description of this award see the Compensation Discussion and Analysis section titled “Additional Arrangements for Chief Executive Officer.”

(2)comScore’s right of repurchase lapses for 8,694 shares annually on February 18, contingent upon Dr. Abraham’s continued service as of each such dates.
(3)comScore’s right of repurchase lapses for 13,307 shares annually on February 18, contingent upon Dr. Abraham’s continued service as of each such dates.
(4)comScore’s right of repurchase lapses for 18,035 shares annually on February 18, contingent upon Dr. Abraham’s continued service as of each such dates.
(5)comScore’s right of repurchase lapses for 9,981 shares annually on March 29, contingent upon Dr. Abraham’s continued service as of each such dates.
(6)comScore’s right of repurchase lapses for 70,000 shares annually on March 29, contingent upon Dr. Abraham’s continued service as of each such dates.
(7)On March 29, 2012, Dr. Abraham was awarded 580,000 shares of our common stock in the form of restricted stock and restricted stock units that vest based on achievement of revenue and adjusted EBITDA goals during 2012, 2013 and 2014. In each of 2012, 2013, and 2014, Dr. Abraham becomes eligible to earn up to 96,666 shares for achieving 100% of pre-established revenue and EBITDA targets. Dr. Abraham is eligible to earn an additional 96,666 shares annually in each such year 2012, 2013, and 2014 for overachieving revenue and EBITDA targets. During 2012, Dr. Abraham did not achieve pre-established revenue and EBITDA targets, therefore all performance-based shares granted to Dr. Abraham for 2012 were canceled. The table does not reflect the shares subject to the 2012 long-term performance award eligible to vest in 2013 and 2014 for which performance goals have not been established.
(8)comScore’s right of repurchase lapses for 21,250 shares annually on April 20, contingent upon Mr. Tarpey’s continued service as of each such dates.
(9)comScore’s right of repurchase lapses for 4,127 shares annually on February 18, contingent upon Mr. Tarpey’s continued service as of each such dates.
(10)comScore’s right of repurchase lapses for 5,000 shares annually on February 18, contingent upon Mr. Tarpey’s continued service as of each such dates.
(11)comScore’s right of repurchase lapses for 4,147 shares annually on February 18, contingent upon Mr. Tarpey’s continued service as of each such dates.
(12)comScore’s right of repurchase lapses for 2,381 shares annually on March 15, contingent upon Mr. Tarpey’s continued service as of each such dates.
(13)comScore’s right of repurchase lapses for 8,750 shares annually on March 15, contingent upon Mr. Tarpey’s continued service as of each such dates.
(14)comScore’s right of repurchase lapses for 6,137 shares annually on February 18, contingent upon Mr. Fulgoni’s continued service as of each such dates.
(15)comScore’s right of repurchase lapses for 9,393 shares annually on February 18, contingent upon Mr. Fulgoni’s continued service as of each such dates.
(16)comScore’s right of repurchase lapses for 12,008 shares annually on February 18, contingent upon Mr. Fulgoni’s continued service as of each such dates.
(17)comScore’s right of repurchase lapses for 6,695 shares annually on March 15, contingent upon Mr. Fulgoni’s continued service as of each such dates.
(18)comScore’s right of repurchase lapses for 8,750 shares annually on March 15, contingent upon Mr. Fulgoni’s continued service as of each such dates.
(19)comScore’s right of repurchase lapses for 3,983 shares annually on February 18, contingent upon Mr. Matta’s continued service as of each such dates.
(20)comScore’s right of repurchase lapses for 2,971 shares annually on February 18, contingent upon Mr. Matta’s continued service as of each such dates.
(21)comScore’s right of repurchase lapses for 5,000 shares annually on August 15, contingent upon Mr. Matta’s continued service as of each such dates.
(22)comScore’s right of repurchase lapses for 7,500 shares annually on February 18, contingent upon Mr. Matta’s continued service as of each such dates.
(23)comScore’s right of repurchase lapses for 1,858 shares annually on February 18, contingent upon Mr. Matta’s continued service as of each such dates.
(24)comScore’s right of repurchase lapses for 2,268 shares annually on March 15, contingent upon Mr. Matta’s continued service as of each such dates.
(25)comScore’s right of repurchase lapses for 8,750 shares annually on March 15, contingent upon Mr. Matta’s continued service as of each such dates.
(26)comScore’s right of repurchase lapses for 3,000 shares annually on February 18, contingent upon Mr. Meierhoefer’s continued service as of each such dates.
(27)comScore’s right of repurchase lapses for 3,750 shares annually on February 18, contingent upon Mr. Meierhoefer’s continued service as of each such dates.

(28)comScore’s right of repurchase lapses for 2,734 shares annually on February 18, contingent upon Mr. Meierhoefer’s continued service as of each such dates.
(29)comScore’s right of repurchase lapses for 1,839 shares annually on February 18, contingent upon Mr. Meierhoefer’s continued service as of each such dates.
(30)comScore’s right of repurchase lapses for 1,542 shares annually on March 15, contingent upon Mr. Meierhoefer’s continued service as of each such dates.
(31)comScore’s right of repurchase lapses for 8,750 shares annually on March 15, contingent upon Mr. Meierhoefer’s continued service as of each such dates.

Option Exercises and Stock Vested Table

The following table shows the stock options exercised and value realized upon exercise, as well as all stock awards vested and value realized upon vesting by our named executive officers during the year ended December 31, 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Magid M. Abraham, Ph.D.	100,000	$1,273,000
	—	—	13,307	305,129(2)
	—	—	18,034	413,519(2)
	—	—	9,399	215,519(2)
	—	—	8,694	199,353(2)
	—	—	14,855	314,926(6)
	—	—	23,289	539,373(7)
Kenneth J. Tarpey	—	—	21,250	410,762(4)
	—	—	4,127	94,632(2)
	—	—	5,000	114,650(2)
	—	—	4,147	95,090(2)
		—	5,555	128,653(7)

Gian M. Fulgoni	217,891	2,996,001
	—	—	6,137	140,721(2)
	—	—	9,393	215,381(2)
	—	—	12,007	275,320(2)
	—	—	6,220	142,624(2)
			12,997	534,750(6)
			15,621	361,782(7)
Serge Matta	—	—	1,857	42,581(2)
			7,500	171,975(2)
			5,000	67,750(8)
			2,971	68,125(2)
			750	10,162(8)
	—	—	3,982	91,307(2)
			1,750	24,692(9)
			1,239	28,410(2)
	—	—	3,608	83,128(3)
	—	—	1,839	42,581(2)
Cameron Meierhoefer	—	—	3,750	85,987(2)
	—	—	2,734	62,690(2)
	—	—	2,212	50,721(2)
	—	—	2,452	56,494(3)
	—	—

(1)	The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.

(2)
The value realized on vesting is calculated by multiplying the number of shares vesting by the market value of the underlying shares on the vesting date, which was $22.93 per share at market close as listed by the NASDAQ Global Market on February 17, 2012.

(3)
The value realized on vesting is calculated by multiplying the number of shares vesting by the market value of the underlying shares on the vesting date, which was $23.04 per share at market close as listed by the NASDAQ Global Market on March 15, 2012.

(4)
The value realized on vesting is calculated by multiplying the number of shares vesting by the market value of the underlying shares on the vesting date, which was $19.33 per share at market close as listed by the NASDAQ Global Market on April 20, 2012.

(5)
The value realized on vesting is calculated by multiplying the number of shares vesting by the market value of the underlying shares on the vesting date, which was $13.84 per share at market close as listed by the NASDAQ Global Market on August 15, 2012.

(6)
The value realized on vesting is calculated by multiplying the number of shares vesting by the market value of the underlying shares on the vesting date, which was $21.20 per share at market close as listed by the NASDAQ Global Market on January 1, 2012.

(7)
The value realized on vesting is calculated by multiplying the number of shares vesting by the market value of the underlying shares on the vesting date, which was $23.16 per share at market close as listed by the NASDAQ Global Market on March 16, 2012.

(8)
The value realized on vesting is calculated by multiplying the number of shares vesting by the market value of the underlying shares on the vesting date, which was $13.55 per share at market close as listed by the NASDAQ Global Market on August 15, 2012.

(9)
The value realized on vesting is calculated by multiplying the number of shares vesting by the market value of the underlying shares on the vesting date, which was $14.11 per share at market close as listed by the NASDAQ Global Market on October 29, 2012.

Potential Payments Upon Termination or a Change of Control

The following table estimates payments and the value of any accelerated vesting that would have been due to each named executive officer in connection with a change of control, assuming the change of control occurred on December 31, 2012.

Name	Market Value of Accelerated Equity (net of exercise price, if any)(1)
Magid M. Abraham, Ph.D.	$11,970,314(2)(4)
Kenneth J. Tarpey	—(3)
Gian M. Fulgoni	1,223,099(2)
Serge Matta	—(3)
Cameron Meierhoefer	—(3)

(1)	Based on an assumed fair market value per share of our common stock of $13.78, which was the closing price of our common stock as reported by the NASDAQ Global Market on December 31, 2012.

(2)
Dr. Abraham and Mr. Fulgoni are parties to Severance and Change of Control Agreements whereby all of such named executive officer’s outstanding and unvested equity awards become vested in full upon a change of control.

(3)
Each of the agreements with Messrs. Tarpey, Matta and Meierhoefer provides that if each such executive remains employed by or continues to provide services to us through the one-year anniversary of a change of control, one hundred percent (100%) of such executive’s then outstanding and unvested equity awards.

(4)
The referenced amount includes the acceleration of 193,332 unvested performance-based shares held by Dr. Abraham as of December 31, 2012. Such shares were subsequently canceled in 2013 as the components of 2012 performance awards did not satisfy the vesting criteria set forward by our Compensation Committee. Excluding these shares, the market value of accelerated equity for Dr. Abraham as of December 31, 2012 would have been $9,295,719.

The following table estimates payments as well as the value of any accelerated vesting that would have been due to each named executive officer in the event his employment had been terminated not in connection with a change of control without cause or if such executive resigns without good reason, assuming the termination occurred on December 31, 2012.

	Cash Payments		Market Value of Accelerated Equity (net of
Name	Salary(1)	COBRA/ Insurance(2)	exercise price, if any)(3)
Magid M. Abraham, Ph.D.	$1,000,000	$37,150	$11,970,314(4)(5)
Kenneth J. Tarpey	437,500	23,218	—
Gian M. Fulgoni	562,500	18,171	1,223,099(4)
Serge Matta	335,000	18,575	—
Cameron Meierhoefer	300,000	18,575	—

(1)
Salary to be paid at a rate equal to such executive’s annual base salary then in effect, for the duration of a specified severance period, to be paid periodically in accordance with our normal payroll policies.

(2)	COBRA/Insurance payments are estimated based on the number of months of coverage for which we are contractually obligated and the current estimated premium costs.

(3)	Based on an assumed fair market value per share of our common stock of $13.78, which was the closing price of our common stock as reported by the NASDAQ Global Market on December 31, 2012.

(4)
Dr. Abraham and Mr. Fulgoni are parties to Severance and Change of Control Agreements whereby all of such named executive officer’s outstanding and unvested equity awards become vested in full upon termination without cause or by the executive for good reason.

(5)
The referenced amount includes the acceleration of 193,332 unvested performance-based shares held by Dr. Abraham as of December 31, 2012. Such shares were subsequently canceled in 2013 as the components of 2012 performance awards did not satisfy the vesting criteria set forward by our Compensation Committee. Excluding these shares, the market value of accelerated equity for Dr. Abraham as of December 31, 2012 would have been $9,295,719.

The following table estimates payments as well as the value of any accelerated vesting that would have been due to each named executive officer in the event his employment had been terminated in connection with or within 12 months of a change of control without cause or if such executive resigns without good reason, assuming the termination occurred on December 31, 2012.

	Cash Payments		Market Value of Accelerated Equity(net of
Name	Salary(1)	COBRA/ Insurance(2)	exercise price, if any)(3)
Magid M. Abraham, Ph.D.	$1,000,000	$37,150	$ 11,970,314(4)(6)
Kenneth J. Tarpey	437,500	23,218	1,182,503(5)
Gian M. Fulgoni	562,500	18,171	1,223,099(4)
Serge Matta	335,000	18,575	1,175,255(5)
Cameron Meierhoefer	300,000	18,575	778,129(5)

(1)	Gross amount of lump sum payment (prior to payment of applicable withhold taxes).

(2)	COBRA/Insurance payments are estimated based on the number of months of coverage for which we are contractually obligated and the current estimated premium costs.

(3)	Based on an assumed fair market value per share of our common stock of $21.20, which was the closing price of our common stock as reported by the NASDAQ Global Market on December 31, 2011.

(4)
Dr. Abraham and Mr. Fulgoni are parties to Severance and Change of Control Agreements whereby all of such named executive officer’s outstanding and unvested equity awards (excluding the May 2010 Stock Option Grants, which lapsed unvested and unexercised in 2012) become vested in full upon a change of control.

(5)
Each of the agreements with Messrs. Tarpey, Matta and Meierhoefer provides that if each such executive remains employed by or continues to provide services to us through the one-year anniversary of a change of control, one hundred percent (100%) of such executive’s then outstanding and unvested equity awards.

(6)
The referenced amount includes the acceleration of 193,332 unvested performance-based shares held by Dr. Abraham as of December 31, 2012. Such shares were subsequently canceled in 2013 as the components of 2012 performance awards did not satisfy the vesting criteria set forward by our Compensation Committee. Excluding these shares, the market value of accelerated equity for Dr. Abraham as of December 31, 2012 would have been $9,295,719.

For a further discussion of the agreements pursuant to which our named executive officers are entitled to payments upon a termination or change of control, see the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Severance and Change of Control Arrangements.”

Compensation Risk Assessment

Our compensation committee and management have considered whether our compensation programs for employees create incentives for excessive or unreasonable risks that could have a material adverse effect on us. Our compensation committee believes that our compensation plans are consistent with practices for our industry and that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

Related person transactions, which we define as all transactions involving an executive officer, director, nominee for director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons, are reviewed and approved by the audit committee of our board of directors or in some cases by a majority of disinterested directors on our board of directors.

In any transaction involving a related person, our audit committee and our board of directors consider all of the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related persons; in the event the related person is a director or nominee for director (or immediate family member of a director or an entity with which a director is affiliated), the impact that the transaction will have on a director’s or nominee for director’s independence; the risks, costs and benefits of the transaction to us; and whether any alternative transactions or sources for comparable services or products are available.

After considering all such facts and circumstances, our audit committee and our board of directors determine whether approval or ratification of the related person transaction is in our best interests. For example, if our audit committee determines that the proposed terms of a related person transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties, it will recommend to our board of directors that such transaction be approved or ratified. In addition, if a related person transaction will compromise the independence of one of our directors or nominees for director, our audit committee may recommend that our board of directors reject the transaction if it could affect our ability to comply with securities laws and regulations or NASDAQ listing requirements.

Of the transactions described below, the employment arrangement with Ms. Abraham and several of the indemnification agreements were entered into prior to the adoption of our audit committee charter. Accordingly, each of those transactions were approved by disinterested members of our board of directors after making a determination that the transaction was executed on terms no less favorable than those we could have obtained from unrelated third parties.

The policies and procedures described above for reviewing and approving related person transactions are not in writing. However, the charter for our audit committee provides that one of the committee’s responsibilities is to review and approve in advance any proposed related person transactions.

Transactions and Relationships with Directors, Officers and Five Percent Stockholders

We believe that there has not been any other transaction or series of transactions during 2012 to which we were or are to be a participant in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than five percent of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation” or “Director Compensation” elsewhere in this proxy statement and as described below.

Linda Boland Abraham

Since our inception in 1999, Linda Boland Abraham, the spouse of our President and Chief Executive Officer, Dr. Magid M. Abraham, has been employed in various management positions with us. Most recently, Ms. Abraham has served as our Chief Marketing Officer and Executive Vice President of International Business Development beginning in 2009. During the year ended December 31, 2012, Ms. Abraham received an award of shares of our restricted stock pursuant to our 2011 Bonus Policy with a fair value at the time of grant of approximately $219,325 that was granted in March 2012. During the year ended December 31, 2012, Ms. Abraham did not receive a cash salary. Similar to Dr. Abraham, Ms. Abraham agreed to receive stock in lieu of cash salary for the period for the entire 2012 fiscal year. The stock was to be issued as soon as practicable at the end of our 2012 fiscal year and would be fully vested at the time it was issued, but was subject to her remaining employed through January 1, 2013. The 2012 annual salary for Ms. Abraham was $279,000. Based on the closing price of our common stock as reported on the NASDAQ Global Select Market on December 31, 2012, we awarded 20,247 shares of common stock to Ms. Abraham in lieu of salary per this arrangement. In addition, Ms. Abraham received a retention award in March 2012 with a fair value at the time of grant of $544,000, with vesting to commence in March 2013, and annually thereafter through March 2017.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of June 7, 2013, by:

•	each beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of the common stock that they beneficially own, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 7, 2013 are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, these shares do not include any stock or options awarded after June 7, 2013. A total of 35,715,203 shares of our common stock were outstanding as of June 7, 2013.

Except as otherwise indicated, the address of each of the persons in this table is c/o comScore, Inc., 11950 Democracy Drive, Suite 600, Reston, Virginia 20190.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Common Stock Outstanding
5% or Greater Stockholders:
Cadian Capital Management, LLC(2)	3,617,805	10.1%
Sageview Capital Master, L.P.(3)	2,666,082	7.5
Blackrock, Inc.(4)	2,578,348	7.2
PRIMECAP Management Company (5)	2,511,382	7.0
Morgan Stanley (6)	2,041,208	5.7
The Vanguard Group (7)	1,918,214	5.4
Directors and Named Executive Officers:
Magid M. Abraham, Ph.D.(8)	1,042,796	2.9
Gian M. Fulgoni(9)	862,223	2.4
Kenneth J. Tarpey(10)	86,314	*
Serge Matta(11)	107,788	*
Cameron Meierhoefer (12)	54,894	*
Christiana L. Lin(13)	82,752	*
Gareth Chang(14)	11,962	*
Jeffrey Ganek(14)	23,092	*
William J. Henderson(15)	54,223	*
William Katz(14)	20,792	*
Ronald J. Korn(16)	33,023	*
Jarl Mohn(14)	20,792	*
All directors and executive officers as a group (twelve persons)(17)	2,400,651	6.7%

*	Represents less than 1% of the outstanding shares of common stock.

(1)
The information provided in this table is based on our records, information supplied to us by our executive officers, directors and principal stockholders and information contained in Schedules 13D and 13G filed with the SEC.

(2)
This information is derived solely from the Schedule 13G/A filed with the SEC on January 16, 2013. Cadian Capital Management, LLC has shared voting power and shared dispositive power over 3,617,805 shares. Eric Bannasch has shared voting power and shared dispositive power over 3,617,805 shares. Cadian Master Fund, LP has shared voting power and shared dispositive power over 2,065,768 shares. The address for Cadian Capital Management, LLC and Eric Bannasch is 535 Madison Avenue, 36th Floor, New York, NY 10022. The address for Cadian Master Fund LP is c/o Morgan Stanley Fund Services (Cayman) Ltd., Cricket Square, Hutchins Drive, 2nd Floor, Boundary Hall, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

(3)
This information is derived solely from the Schedule 13D/A filed with the SEC on December 6, 2012. Sageview Capital Master, LP has sole voting and dispositive power over 2,666,082 shares. Each of Sageview Capital Partners (A), L.P., Sageview Capital Partners (B), L.P., Sageview Capital Partners (C) (Master), L.P., Sageview Capital GenPar, L.P., Sageview Capital MGP, LLC, Edward A. Gilhuly and Scott M. Stuart has shared voting and dispositive power over 2,666,082 shares. The address of Sageview Capital Master, L.P. and its affiliates is 55 Railroad Road, Greenwich, CT 06830, with the exception of Mr. Gilhuly, whose address is c/o Sageview Capital LP, 245 Lytton Ave, Suite 250, Palo Alto, CA 94301

(4)
This information is derived solely from the Schedule 13G/A filed with the SEC on February 8, 2013. BlackRock, Inc. on behalf of its investment advisory subsidiaries has shared voting and dispositive power as to 2,578,348 shares. Includes shares reportedly held by the following subsidiaries of Blackrock, Inc. that are investment advisors: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, BlackRock International Limited, and BlackRock (Luxembourg) S.A. The address for Blackrock, Inc. and its subsidiaries is c/o Blackrock, Inc., 40 East 52nd Street, New York, New York 10022.

(5)
This information is derived solely from the Schedule 13G/A filed with the SEC on February 14, 2013. PRIMECAP Management Company has sole voting power over 1,887,660 shares and sole dispositive power of 2,511,382 shares. The address for PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA 91101.

(6)
This information is derived solely from the Schedule 13G filed with the SEC January 30, 2013. Morgan Stanley’s filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by Morgan Stanley and Morgan Stanley Capital Services LLC. Morgan Stanley has sole voting power and dispositive power over 2,041,188 shares and shared voting power over 20 shares. Morgan Stanley Capital Services LLC has sole voting and dispositive power over 1,942,797 shares. The securities being reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Capital Services LLC, a wholly owned subsidiary of Morgan Stanley. The address of Morgan Stanley and Morgan Stanley Capital Services LLC is 1585 Broadway New York, NY 10036.

(7)
This information is derived solely from the Schedule 13G filed with the SEC on February 12, 2013. The Vanguard Group has sole voting power of 45,462 shares, sole dispositive power of 1,874,352 shares, and shared dispositive power of 43,862 shares. The address for the Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(8)
Includes 361,990 shares held directly by Dr. Abraham and subject to a right of repurchase held by the Company pursuant to restricted stock agreements; and 155,474 shares held by Mrs. Abraham with 31,454 shares held by Mrs. Abraham subject to a right of repurchase held by the Company pursuant to restricted stock agreements and 38,695 shares held by Mrs. Abraham subject to a right of repurchase held by the Company pursuant to restricted stock sale agreements.

(9)	Includes 45,777 shares subject to a right of repurchase held by the Company pursuant to a restricted stock agreement.

(10)	Includes 40,159 shares subject to a right of repurchase held by the Company pursuant to a restricted stock agreement

(11)
Includes 417 shares subject to options that are immediately exercisable or exercisable within 60 days of June 7, 2013. Additionally includes 57,644 shares subject to a right of repurchase held by the Company pursuant to a restricted stock agreement.

(12)	Includes 34,923 shares subject to a right of repurchase held by the Company pursuant to a restricted stock agreement.

(13)
Includes 10,000 shares subject to options that are immediately exercisable or exercisable within 60 days of June 7, 2013. Additionally, includes 29,785 shares held directly by Ms. Lin that are subject to a right of repurchase held by the Company pursuant to a restricted stock agreement.

(14)	Includes 6,605 shares that are subject to a right of repurchase held by the Company pursuant to a restricted stock agreement.

(15)
Includes 10,000 shares subject to options that are immediately exercisable or exercisable within 60 days of June 7, 2013. Additionally, includes 6,605 shares held directly by Mr. Henderson that are subject to a right of repurchase held by the Company pursuant to a restricted stock agreement.

(16)
Includes 4,000 shares subject to options that are immediately exercisable or exercisable within 60 days of June 7, 2013. Additionally, includes 6,605 shares held directly by Mr. Korn that are subject to a right of repurchase held by the Company pursuant to a restricted stock agreement.

(17)
Includes 24,417 shares subject to options that are immediately exercisable or exercisable within 60 days of the June 7, 2013. Also includes 451,088 shares subject to a right of repurchase held by the Company pursuant to restricted stock agreements.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires that certain of our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Such executive officers, directors and greater than 10% holders are required to furnish us with copies of all of these forms that they file. Certain employees of our company hold a power of attorney to enable such individuals to file ownership and change in ownership forms on behalf of certain of our executive officers and directors.

Based solely on our review of these reports or written representations from certain reporting persons, we believe that during 2012, all filing requirements applicable to our officers, directors, greater-than-10% beneficial owners and other persons subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, were met, except that the following reports on Form 4, although filed, were not filed timely:

Date Filed	Name of Filer	Description
February April 3, 2012	Magid M. Abraham	Filing related to transaction originally occurring on March 29, 2012.
February 20, 2013	Magid M. Abraham Gian M. Fulgoni	Amended Form 4 related to transaction originally occurring on March 16, 2012 and filed March 19, 2012.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit and Related Fees for Fiscal Years 2011 and 2012

The following table sets forth a summary of the fees billed to us by Ernst & Young LLP for professional services for the fiscal years ended December 31, 2011 and 2012, respectively. All of the services described in the following fee table were approved by the audit committee.

Name	2011	2012
Audit Fees(1)	$1,649,684	$1,829,488
Audit-Related Fees(2)	50,000	_________-_
	$2,157,976	$1,829,488

(1)
Audit fees represent fees for professional services relating to the audit of our financial statements included in our annual reports on Form 10-K and our registration statements on Forms S-3 and S-8, the audit of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 and the review of the financial statements included in our quarterly reports on Form 10-Q.

(2)	Audit-related fees represent fees related primarily to acquisition and investment activities and other audit services.

The audit committee meets regularly with Ernst & Young LLP throughout the year and reviews both audit and non-audit services performed by Ernst & Young LLP as well as fees charged for such services. The audit committee has determined that the provision of the services described above is compatible with maintaining Ernst & Young LLP’s independence in the conduct of its audit functions.

Pre-Approval Policies and Procedures

Our audit committee has adopted and our board of directors has approved a policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. Pursuant to its audit, audit-related and non-audit services pre-approval policy, our audit committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting. Our audit committee pre-approved all audit related and other services rendered by Ernst & Young LLP in 2011 and 2012.

AUDIT COMMITTEE REPORT

The audit committee is comprised of “independent” directors, as determined in accordance with Rule 5605(a)(2) of the NASDAQ Marketplace Rules and Rule 10A-3 of the Securities Exchange Act of 1934. The audit committee operates pursuant to a written charter adopted by the board of directors, a copy of which is available under the “Investor Relations” section of our website located at http://www.comscore.com.

As described more fully in its charter, the purpose of the audit committee is to assist the board of directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing our independent registered public accounting firm’s qualifications and independence and, if applicable, the performance of the persons performing internal audit duties for our company.

Company management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. The following is the audit committee’s report submitted to the board of directors for 2012.

The audit committee has:

•	reviewed and discussed our company’s audited financial statements with management and Ernst & Young LLP, the company’s independent registered public accounting firm;

•
discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as currently in effect and as adopted by the Public Company Accounting Oversight Board; and

•
received from Ernst & Young LLP, disclosures and a letter regarding their independence as required the applicable requirements of the Public Company Accounting Oversight Board requesting Ernst & Young LLP’s communication with the audit committee concerning independence and discussed the auditors’ independence with them.

In addition, the audit committee has met separately with company management and with Ernst & Young LLP.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited 2012 financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Ronald J. Korn, Chairman
Jeffrey Ganek
William J. Henderson

The foregoing audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

PROPOSALS TO BE VOTED ON
PROPOSAL NO. 1

ELECTION OF DIRECTORS

Two Class III directors are to be elected at the 2013 annual meeting of stockholders to serve a three-year term expiring at the 2016 annual meeting of stockholders or until their respective successors have been elected and qualified. The Class I and Class II directors will continue to serve their respective terms.

Our nominating and governance committee recommended and our board of directors has nominated:

•	Gian M. Fulgoni, and

•	Jeffrey Ganek

for election as Class III directors at the 2013 annual meeting of stockholders. Both of the nominees are presently directors of comScore. Both persons nominated for election have agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the board of directors unless the proxy is marked in such a manner so as to withhold authority to vote. If any nominee is unable or unexpectedly declines to serve as a director, the board of directors may designate another nominee to fill the vacancy, and the proxy will be voted for that nominee. Proxies cannot be voted for more than the three named nominees.

The sections titled “Directors, Executive Officers and Corporate Governance — Directors and Executive Officers” and “Directors, Executive Officers and Corporate Governance — Director Nomination Process and Qualifications” on pages 5-7 and 9-10 of this proxy statement contain more information about the leadership skills and other experiences that caused our nominating and governance committee and our board of directors to determine that these nominees should serve as Class III directors of comScore.

Required Vote

The two nominees receiving the highest number of affirmative “FOR” votes shall be elected as Class III directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF EACH OF THE ABOVEMENTIONED NOMINEES AS CLASS III DIRECTORS PURSUANT TO PROPOSAL NO. 1.

* * * * *

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013. Ernst & Young LLP has served as our independent audit firm since 2000 and has audited our financial statements for fiscal years 2000 through 2013. For more information about services provided by Ernst & Young LLP to us as well as our procedures and approvals for approving such services, see “Principal Accounting Fees and Services — Pre-Approval Policies and Procedures” on page 44 of this proxy statement. A representative of Ernst & Young LLP is expected to be present at our 2013annual meeting of stockholders and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain the firm. Even if the appointment is ratified, the audit committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Required Vote

The affirmative vote of a majority of shares of our common stock present at the 2013 annual meeting of stockholders in person or by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013. Abstentions will have the same effect as a vote against this proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL NO. 2.

* * * * *

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking advisory, non-binding approval of our stockholders with respect to the compensation awarded to our named executive officers for 2012.

Our named executive officer compensation program, as described on pages 14-38 of this proxy statement, is structured around the following goals: to attract and retain top talent; to promote business performance accountability; to promote individual performance accountability; and to align stockholder interests with those of our management team. Our compensation plans are designed to motivate and reward employees for achievement of positive business results and also to promote and enforce accountability.

We believe that our executive compensation and benefit program balances short-term and long-term components, cash and equity elements, and fixed and contingent payments. We apply our compensation philosophy using both quantitative and qualitative standards to incentivize our named executive officers and reward them for achieving the following goals:

•	develop a culture that embodies a passion for our business and a drive to achieve and exceed established goals and objectives;

•	provide leadership to the organization in such a way as to maximize the results of our business operations;

•	lead us by demonstrating forward thinking in the operation, development and expansion of our business; and

•	effectively manage organizational resources to derive the greatest value possible from each dollar invested.

Overall, our approach is designed to relate the compensation of our named executive officers to the following: the achievement of short- and long-term goals and objectives; their willingness to challenge and improve existing policies and structures; and their capability to take advantage of unique opportunities and overcome difficult challenges within our business.

The Company requests stockholder approval of the compensation of comScore’s named executive officers for the year ended December 31, 2012, as disclosed pursuant to SEC rules, including the Compensation Discussion and Analysis, the executive compensation tables, and related narrative disclosures included in this proxy statement.

Required Vote

You may vote for or against this foregoing Proposal No. 3, or you may abstain. Approval of this proposal requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at our 2013 annual meeting of stockholders and entitled to vote thereon. Abstentions will have the same effect as a vote against this proposal. Because this vote is advisory, it will not be binding upon our board of directors. However, our board of directors and our compensation committee will consider the outcome of the vote, along with other relevant factors, in evaluating its executive compensation program.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL NO. 3.

* * * * *

OTHER INFORMATION

Other Matters to be Presented at the Annual Meeting

We do not know of any matters to be presented at our 2013 annual meeting of stockholders other than those described in this proxy statement. If any other matters are properly brought before the annual meeting, proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Security Holder Communication with Board Members

Any holder of our common stock may contact the board of directors or a specified individual director by writing to the attention of the board of directors (or a specified individual director) and sending such communication to the attention of our Corporate Secretary at our executive offices as identified in this proxy statement. Each communication from a stockholder should include the following information in order to permit us to confirm your status as a security holder and enable us to send a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

Our Corporate Secretary will forward all appropriate communications to the board of directors or individual members of the board of directors as specified in the communication. Our Corporate Secretary may, but is not required to, review all correspondence addressed to the board of directors, or any individual member of the board of directors, for any inappropriate correspondence more suitably directed to management.

Stockholder Proposals for 2013 Annual Meeting

Our bylaws provide for advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. For the 2013 annual meeting of stockholders, such nominations or proposals, other than those made by or at the direction of the board of directors, must be submitted in writing and received by our Corporate Secretary at our offices no later than March 22, 2014, which is 90 days prior to the anniversary of the expected first mailing date of this proxy statement. If our 2014 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of our 2013 annual meeting of stockholders, then the deadline is the close of business on the tenth day following the day notice of the date of the meeting was mailed or made public, whichever occurs first. Such proposals also must comply with all applicable requirements of the rules and regulations of the SEC. The chairperson of the stockholder meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our bylaws.

In addition, for a stockholder proposal to be considered for inclusion in our proxy statement for the 2014 annual meeting of stockholders, the proposal must be submitted in writing and received by our Corporate Secretary at our offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 no later than February 20, 2014, which is 120 days prior to the anniversary of the expected mailing date of this proxy statement.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our proxy statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents without charge to you upon written request to comScore, Inc., 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, Attn: Investor Relations. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
COMSCORE, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 23, 2013
The undersigned stockholder of comScore, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on July 23, 2013 and accompanying Proxy Statement and hereby appoints Magid M. Abraham and Kenneth J. Tarpey, or one of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of comScore, Inc. to be held on July 23, 2013 at 2:15 p.m., local time at the Company’s office at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 and at any adjournment thereof, and to vote all shares of Common Stock of the Company held of record by the undersigned on June 7, 2013 as hereinafter specified upon the proposals listed, and with discretionary authority upon such other matters as may properly come before the meeting.
The Company’s Annual Report on Form 10-K and Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2012 accompanies this Notice of Annual Meeting of Stockholders and Proxy Statement. These documents can also be accessed under the “Investor Relations” section of the Company’s website at www.comscore.com.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
COMSCORE, INC.
July 23, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available under the “ Investor Relations” section at www.comscore.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

 Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. 

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL
OF THE NOMINEES FOR PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
☒
1.			To elect two (2) Class III members of the board of directors to serve until the 2016 annual meeting of stockholders:
NOMINEES:
☐	FOR ALL NOMINEES	¡	Gian M. Fulgoni
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Jeffrey Ganek
☐	FOR ALL EXCEPT (See Instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013:	3.	Advisory vote to approve compensation awarded to named executive officers in 2012:
☐	FOR	☐	FOR
☐	AGAINST	☐	AGAINST
☐	ABSTAIN	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1 HEREIN, “FOR” EACH OF PROPOSALS 2 AND 3 HEREIN AND AS SAID PROXIES DEEM ADVISABLE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.